EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 14, 2008, is by and among INTERNET AMERICA, INC., a Texas corporation (“Internet America”), IA ACQUISITION, INC., a Delaware corporation wholly owned by Internet America (“AcquisitionSub”), and KEYON COMMUNICATIONS HOLDINGS, INC., a Delaware corporation (“KeyOn”).

WHEREAS, the boards of directors of each of KeyOn, Internet America and AcquisitionSub have determined that it is advisable and in the best interests of their respective stockholders for AcquisitionSub to merge with and into KeyOn (the “Merger”), with KeyOn continuing as the surviving corporation wholly owned by Internet America, upon the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of each of KeyOn, Internet America and AcquisitionSub have approved this Agreement and the Merger, upon the terms and subject to the conditions of this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, concurrent with the execution of this Agreement and as a condition to and inducement of Internet America’s and AcquisitionSub’s willingness to enter into this Agreement, each of the stockholders of KeyOn set forth on Schedule A is entering into a voting agreement (the “Voting Agreement”) in the form attached hereto as Exhibit A;

WHEREAS, it is expected that promptly following the execution and delivery of this Agreement by the parties hereto, the holders of shares of KeyOn Common Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL will execute and deliver an action by written consent adopting this Agreement (the “KeyOn Consent”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

NOW, THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties to this Agreement (each a “Party,” and collectively, the “Parties”) agree as follows:

ARTICLE 1
 THE MERGER

Section 1.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, AcquisitionSub shall be merged with and into KeyOn at the Effective Time. Following the Effective Time, the separate corporate existence of AcquisitionSub shall cease and KeyOn shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of AcquisitionSub.

Section 1.2 Closing. The closing of the Merger will take place at 10:00 a.m. (Houston, Texas time) on a date to be mutually agreed upon by Internet America and KeyOn, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 6 (the “Closing Date”), at the offices of Boyer & Ketchand, Nine Greenway Plaza, Suite 3100, Houston, Texas 77046, unless another date, time or place is agreed to in writing by the parties hereto.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a Certificate of Merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as AcquisitionSub and KeyOn shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, assets, powers, privileges, and franchises and be subject to all of the obligations, liabilities, restrictions, and disabilities of KeyOn and AcquisitionSub, all as provided under the DGCL, and the Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of KeyOn as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended, as provided therein or by Applicable Law. The Bylaws of KeyOn as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended, as provided therein or by Applicable Law.

Section 1.6 Directors.

(a)  Surviving Corporation. The directors of AcquisitionSub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or their respective successors are duly elected and qualified, as the case may be.

(b)  Internet America. At the Effective Time, the size of the board of directors of Internet America shall be increased to seven members, and the five current members of the Internet America Board shall appoint two persons designated by KeyOn to fill the vacancies created. The KeyOn director designees shall be subject to approval by the Internet America Board in its sole discretion. One of the directors designated by KeyOn shall be named as a Class I director whose term shall expire in 2009 and the other director designated by KeyOn shall be named as a Class II director whose term shall expire in 2010, each to serve as a director until his successor shall be elected and qualified or upon his earlier death, resignation or removal in accordance with Applicable Law.

Section 1.7 Officers.

(a)  Surviving Corporation. The officers of KeyOn immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or their respective successors are duly elected and qualified, as the case may be.

(b)  Internet America. At the Effective Time, the individuals listed on Schedule 1.7 hereto shall have the executive officer positions with Internet America set forth opposite their respective names, and each such executive officer shall serve until such executive officer’s successor shall be elected and qualified or such executive officer’s earlier death, resignation, retirement, disqualification or removal. If, at or before the Effective Time, any such Person is unable or unwilling to serve as an executive officer of the Surviving Corporation in the capacity set forth on Schedule 1.7, then a substitute executive officer shall be selected by the Internet America Board after the Effective Time.

ARTICLE 2
EFFECT OF MERGER ON CAPITAL STOCK

Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of KeyOn or AcquisitionSub:

(a)  Capital Stock of AcquisitionSub. Each issued and outstanding share of capital stock of AcquisitionSub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)  Cancellation of Treasury and Internet America Owned Stock. Each share of KeyOn Common Stock (i) issued and held in KeyOn’s treasury or (ii) owned by Internet America, AcquisitionSub or any other wholly owned Subsidiary of Internet America or KeyOn shall, at the Effective Time and by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor, and no consideration shall be delivered in exchange therefor.

(c)  Conversion of KeyOn Common Stock. Subject to Section 2.1(d), all issued and outstanding shares (including any dissenting shares) of KeyOn Common Stock at the Effective Time shall be converted into 16,155,906 validly issued, fully paid and nonassessable shares of Internet America Common Stock (the “Merger Consideration”). The ratio between 16,155,906 shares of Internet America Common Stock and the number of shares of KeyOn Common Stock outstanding at the Effective Time is hereinafter referred to as the “Exchange Ratio”. Each holder of a share of KeyOn Common Stock shall be entitled to receive that number of shares of Internet America common stock equal to the product of the number of shares of KeyOn common stock held by such stockholder and the Exchange Ratio, rounded to the nearest whole share. No fractional shares of Internet America Common Stock will be issued. As of the Effective Time, all KeyOn Common Stock shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of KeyOn Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

(d)  Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of KeyOn Common Stock held by a Person (a “Dissenting Stockholder”) who objects to the Merger and complies with all the provisions of the DGCL concerning the rights of shareholders to dissent from the Merger and require appraisal of their shares shall not be converted as described in Section 2.1(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right to appraisal, in any case pursuant to the DGCL, such Dissenting Stockholder’s shares of KeyOn Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. KeyOn shall give Internet America prompt notice of any demands received by KeyOn for appraisal of shares of KeyOn Common Stock and the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. KeyOn shall not, without the prior written consent of Internet America, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

(e)  Adjustment of Exchange Ratio.  If, between the date of this Agreement and the Effective Time (and in each case, as otherwise permitted by this Agreement), the outstanding shares of KeyOn Common Stock or the outstanding shares of Internet America Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of KeyOn Common Stock or Internet America Common Stock, as the case may be, the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2 Exchange of Certificates.

(a)  Paying Agent. Prior to the Effective Time, Internet America shall designate its transfer agent or another trust company to act as agent for the holders of the shares of KeyOn Common Stock in connection with the Merger (the “Paying Agent”) to receive in trust the Merger Consideration to which holders of the shares of KeyOn Common Stock shall become entitled pursuant to Section 2.1(c). From time to time, Internet America shall make available, or cause the Surviving Corporation to make available, to the Paying Agent certificates (or evidence of Internet America Book-Entry shares of KeyOn Common Stock) representing the aggregate number of shares of Internet America Common Stock to be issued as Merger Consideration in exchange for outstanding shares of KeyOn Common Stock, in amounts and at times necessary for the prompt payment of the Merger Consideration upon surrender of Certificates representing shares of KeyOn Common Stock as provided herein.

(b)  Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of KeyOn Common Stock (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form as Internet America may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Internet America, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Internet America Common Stock into which the shares of KeyOn Common Stock theretofore represented by such Certificate shall have been converted, pursuant to Section 2.1(c) and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of KeyOn Common Stock that is not registered in the transfer records of KeyOn, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, which the shares of KeyOn Common Stock theretofore represented by such Certificate shall have been entitled to receive pursuant to Section 2.1.

(c)  No Further Ownership Rights; Transfer Books. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of KeyOn Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of KeyOn shall be closed, and there shall be no further transfers of the shares of KeyOn Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Internet America or KeyOn, the presented Certificates shall be canceled and exchanged for shares of Internet America Common Stock or other consideration payable in respect thereof pursuant to this Agreement in accordance with the procedures set forth herein.

(d)  Termination of Fund; No Liability. At any time following six months after the Effective Time, Internet America shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) and certificates for shares of Internet America Common Stock which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Internet America (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Internet America, KeyOn or any other Person shall be liable to any former holder of shares of KeyOn Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, the payment in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Internet America, free and clear of all claims or interests of any Person previously entitled thereto.

(e)  Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of KeyOn Common Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 2.1(c), in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed Certificates.

(f)  Withholding Taxes. Internet America shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of shares of KeyOn Common Stock pursuant to the Merger any stock transfer taxes and such amounts as are required under the Code, or any applicable provisions of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of KeyOn Common Stock in respect of which such deduction and withholding were made.

Section 2.3 Stock Options.

(a)   Assumption and Adjustment. KeyOn shall, effective as of the Effective Time, cause each option to purchase shares of KeyOn Common Stock identified in Section 4.3(c) of the KeyOn Disclosure Letter (the “KeyOn Stock Options”) granted under the 2007 Incentive Stock and Awards Plan of KeyOn (the “KeyOn Stock Plan”) that is then outstanding to be assumed and adjusted by Internet America as required to reflect the Merger, including the substitution of Internet America Common Stock for KeyOn Common Stock thereunder, so that (i) each such KeyOn Stock Option shall be exercisable only for that whole number of shares of Internet America Common Stock equal to the product (rounded to the nearest whole share, which shall be rounded down to the extent necessary to comply with Section 424 of the Code) of the number of shares of KeyOn Common Stock subject to such KeyOn Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the exercise price per share of Internet America Common Stock shall be an amount equal to the exercise price per share of KeyOn Common Stock subject to such Stock Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the price per share, as so determined, being rounded up to the nearest whole cent); provided, however, that in no event shall the exercise price be less than the par value of Internet America Common Stock. The vesting period, expiration and exercisability of outstanding KeyOn Stock Options shall be unchanged by such assumption and adjustment. The adjustments provided in this paragraph with respect to any KeyOn Stock Options shall be and are intended to be effected in a manner which is consistent with Sections 424(a) and 409A of the Code.

(b)   Termination of Plan. Except as may be otherwise agreed to by Internet America and KeyOn, as of the Effective Time (i) KeyOn’s Stock Plan shall terminate, (ii) the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of KeyOn or any of its Subsidiaries shall be deleted and (iii) no holder of Stock Options or any participant in the Stock Plan or any other plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of KeyOn or any Subsidiary thereof.

(c)    No Acceleration. From and after the date of this Agreement, KeyOn and the KeyOn Subsidiaries shall take no action to provide for the acceleration of the exercisability of any KeyOn Stock Options in connection with the Merger except to the extent such acceleration is required under the terms of such KeyOn Stock Options or change in control agreements in existence on the date of this Agreement. To the extent such acceleration or exercisability is required under the terms of such KeyOn Stock Options or other awards made under the KeyOn Stock Plan upon the occurrence of a change of control (as such term or similar term is defined in the KeyOn Stock Plan or change in control agreement), KeyOn shall, prior to the Effective Time, take all actions as may be required to cause such acceleration or exercisability to occur no less than ten (10) days prior to the Effective Time.

(d)     Notice to Optionees. As soon as practicable following the Effective Time, Internet America shall deliver to the holders of Stock Options to be assumed pursuant to this Section 2.3 appropriate notices setting forth such holders’ rights pursuant to the Internet America Stock Plan and the agreements evidencing the grants of such Stock Options and stating that such Stock Options and such agreements shall be assumed by Internet America and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3).

Section 2.4 Warrants.

(a)      At the Effective Time, all outstanding warrants to purchase shares of KeyOn Common Stock will either terminate by their terms or be canceled, except for those warrants to purchase an aggregate of 281,875 shares of KeyOn Common Stock identified in Schedule 2.4 (the “Assumed Warrants”), which shall be assumed and adjusted by Internet America to substitute Internet America Common Stock for KeyOn Common Stock thereunder as required to reflect the Merger. As a result of such assignment and adjustment: (i) each Assumed Warrant shall be convertible only for that whole number of shares of Internet America Common Stock equal to the product (rounded to the nearest whole share, which shall be rounded down to the extent necessary to comply with Section 424 of the Code) of the number of shares of KeyOn Common Stock subject to such Assumed Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the conversion price per share of Internet America Common Stock shall be an amount equal to the conversion price per share of KeyOn Common Stock subject to such Assumed Warrant in effect immediately prior to the Effective Time divided by the Exchange Ratio (the price per share, as so determined, being rounded up to the nearest whole cent); provided, however, that in no event shall the conversion price be less than the par value of Internet America Common Stock. The vesting period, term and exercisability of outstanding Assumed Warrants shall be unchanged by such assumption and adjustment. The adjustments provided in this paragraph with respect to any Assumed Warrants shall be and are intended to be effected in a manner that is consistent with Sections 424(a) and 409A of the Code.

(b)    Notice to Warrantholders. As soon as practicable following the Effective Time, Internet America shall deliver to the holders of the Assumed Warrants substitute warrants to purchase Internet America Common Stock, containing the adjustments required by this Section 2.4.

Section 2.5 Convertible Notes. Prior to or at the Effective Time, KeyOn shall cause all principal and interest due and owing under the KeyOn Convertible Notes then outstanding to be repaid in shares of KeyOn Common Stock at a price per share determined in the manner provided in the Convertible Notes, and shall cause the Convertible Notes to be cancelled as paid in full, as of the Effective Time. The shares of KeyOn Common Stock issued in conversion of the Convertible Notes shall be included within the KeyOn Common Stock eligible for exchange in accordance with Section 2.1(c) hereof.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
INTERNET AMERICA AND ACQUISITIONSUB

As an inducement for KeyOn to enter into this Agreement, Internet America and AcquisitionSub hereby jointly and severally make the following representations and warranties to KeyOn; provided, however, that such representations and warranties shall be subject to and qualified by: (a) the disclosure letter delivered by Internet America to KeyOn as of the date hereof (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the “Internet America Disclosure Letter”) (it being understood that (i) the disclosure of any fact or item in any section of the Internet America Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Internet America Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Internet America Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute an Internet America Material Adverse Effect); and (b) information contained in the Internet America Reports (excluding any exhibits thereto and excluding disclosures under “Risk Factors” and other forward-looking or predictive statements) filed with the SEC prior to the date hereof (but only to the extent that such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties).

Section 3.1  Corporate Existence; Good Standing; Corporate Authority.  Internet America is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Texas. AcquisitionSub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Internet America is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of its property or the nature of Internet America’s business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect. Internet America and AcquisitionSub each have all requisite corporate power and authority to own or lease and operate their respective properties and assets and to carry on their businesses as they are currently being conducted. Each of the Amended and Restated Articles of Incorporation (including any and all Certificates of Designations) and Bylaws of Internet America (the “Internet America Charter Documents”) is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Internet America is not in violation of the Internet America Charter Documents.

Section 3.2  Authorization, Validity and Effect of Agreement.

(a)  Authority. Each of Internet America and AcquisitionSub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements, instruments, certificates and documents contemplated hereunder (collectively, the “Related Documents”) to which it is, or will become, a party, to perform its obligations hereunder and thereunder and to consummate the Merger, and all other transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Merger and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of Internet America and AcquisitionSub, and no other corporate proceedings by Internet America or AcquisitionSub are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate the Merger and the other transactions contemplated hereunder or under the Related Documents, except for the filing of the Certificate of Merger pursuant to the DGCL.

(b)  Binding Obligations. This Agreement and each of the Related Documents to which each of Internet America and AcquisitionSub is a party have been or will be duly executed by each of Internet America and AcquisitionSub and, assuming the due authorization, execution and delivery hereof and thereof by KeyOn to the extent a party hereof and thereof, constitute the valid and legally binding obligations of Internet America and AcquisitionSub, enforceable against each of Internet America and AcquisitionSub in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 Capitalization. The authorized capital stock of Internet America consists of 40,000,000 shares of Internet America Common Stock and 5,000,000 shares of Internet America Preferred Stock, 4,000,000 shares of which have been designated as Series A Preferred Stock (the “Internet America Preferred Stock”). As of the close of business on the date immediately preceding the date of this Agreement, there were 16,857,031 issued and outstanding shares of Internet America Common Stock, no shares of Internet America Common Stock held by Internet America in its treasury, and 2,889,076 issued and outstanding shares of Internet America Preferred Stock. Section 3.3 of the Internet America Disclosure Letter sets forth a true, correct and complete list of all outstanding shares of Internet America Common Stock subject to outstanding options, warrants or similar rights, held in escrow, or reserved for future issuance. Except as set forth therein, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Internet America Common Stock. All shares of Internet America Common Stock are, and all shares of Internet America Common Stock which may be issued and outstanding immediately prior to the Effective Time as permitted under this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable shares of Internet America Common Stock and not subject to any preemptive rights. Except under terms of the Internet America Preferred Stock and the terms and provisions of the Rights Agreement between Internet America and American Stock Transfer and Trust dated August 9, 2004, as amended (the “Internet America Rights Agreement”), there are no outstanding or authorized contractual or other obligations of Internet America or any of the Internet America Subsidiaries to repurchase, redeem or otherwise acquire any equity securities of Internet America or any of the Internet America Subsidiaries. Pursuant to the Internet America Rights Agreement, each outstanding share of Internet America Common Stock is accompanied by one Common Share purchase right (the “Internet America Rights”) entitling the holder thereof to purchase, subject to the terms and conditions thereof, Internet America Common Stock.

Section 3.4  Subsidiaries.

(a)  Organization and Qualification. Each Internet America Subsidiary is a corporation or other legal entity duly organized or constituted and validly existing under the Applicable Laws of its jurisdiction of incorporation, organization or formation. Each Internet America Subsidiary has all requisite corporate, limited liability company, partnership or other business power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted, except as would have an immaterial effect on the Internet America Companies, taken as a whole. Each Internet America Subsidiary is duly qualified to conduct business and is in good standing in each jurisdiction in which the ownership or lease and operation of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect. All of the outstanding shares of capital stock of, or other Equity Interests in, each Internet America Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Internet America, free and clear of all Liens, except for Permitted Liens.

(b)  List of Subsidiaries. Section 3.4(b) of the Internet America Disclosure Letter sets forth all Internet America Subsidiaries (other than AcquisitionSub) and the ownership interest of such Internet America Subsidiary held, directly or indirectly, by Internet America. Internet America’s Subsidiaries are not in violation of their respective organizational documents.

(c)  Acquisition Sub. AcquisitionSub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement. Internet America is, and will be at the Effective Time, the owner of all the outstanding shares of capital stock of Acquisition Sub. The shares of capital stock of AcquisitionSub to be issued in connection with the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

Section 3.5 Compliance with Laws; Permits.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 3.10, (y) matters relating to Internet America Benefit Plans, which are treated exclusively under Section 3.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 3.13:

(a)  Neither Internet America nor any Internet America Subsidiary is in violation of any Applicable Law relating to the ownership or operation of any of its assets, and no Claim is pending or, to the Knowledge of Internet America, threatened with respect to any such matters;

(b)  Internet America and each Internet America Subsidiary hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “Internet America Permits”). All Internet America Permits are in full force and effect and there exists no default thereunder or breach thereof, and Internet America has no notice or Knowledge that such Internet America Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the Knowledge of Internet America, threatened to give, notice of any action to terminate, cancel or reform any Internet America Permits; and

(c)  Internet America and each Internet America Subsidiary possesses all Internet America Permits required for the present ownership or lease, as the case may be, of its business and operation of its property, and there exists no default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the Knowledge of Internet America, threatened to take, any action to terminate, cancel or reform any such Internet America Permit.

Section 3.6 No Conflict; Consents.

(a)  No Conflict. The execution and delivery by each of Internet America and AcquisitionSub of this Agreement and the Related Documents, the performance of the obligations of Internet America and AcquisitionSub hereunder and thereunder and the consummation by Internet America and AcquisitionSub of the Merger and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with or result in a breach of any provisions of their respective organizational documents, (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair Internet America’s rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any Internet America Material Contract or other Contract, (iii) cause the Internet America Rights to become exercisable under the Internet America Rights Agreement, (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Internet America or the Internet America Subsidiaries under any Internet America Material Contract or by which Internet America or the Internet America Subsidiaries or any of their properties is bound or affected, (v) result in any Internet America Material Contract being declared void, voidable, or without further binding effect, or (vi) (assuming that the consents and approvals referred to in Section 3.6(b) are duly and timely made or obtained), contravene, conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Internet America or any of the Internet America Subsidiaries, other than any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations or Liens that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect.

(b)  Required Consents. Neither the execution and delivery by Internet America or AcquisitionSub of this Agreement or any Related Document nor the consummation by Internet America or AcquisitionSub of the Merger and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than (i)  the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents required to be filed as a result of the Merger with the relevant Governmental Authorities in the states and foreign jurisdictions in which Internet America is qualified to conduct business, and (ii) the filing and effectiveness of the Information/Registration Statement with the SEC in accordance with the Exchange Act and the dissemination of the Information Statement to all KeyOn Stockholders, except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect.

Section 3.7 SEC Documents. Internet America has filed with the SEC all documents required to be so filed by it since June 30, 2007 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (collectively, the “Internet America Reports”). As of its respective date or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each Internet America Report complied in all material respects with the applicable requirements of the Exchange Act, SOX and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Specifically, the number of Active Subscribers of Internet America contained in the Internet America Reports is accurate as of the date of each report. Each of the consolidated balance sheets included in or incorporated by reference into the Internet America Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Internet America and the Internet America Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity included in or incorporated by reference into the Internet America Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in shareholders’ equity, as the case may be, of Internet America and the Internet America Subsidiaries for the periods set forth therein (such consolidated balance sheets and consolidated statements of operations, cash flows and changes in shareholders’ equity, each including the notes and schedules thereto, the “Internet America Financial Statements”). The Internet America Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC and (ii) were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the Internet America Financial Statements or as permitted by Form 10-KSB, 10-QSB, 10-Q or Form 8-K.

Section 3.8 Litigation.  Except (a) matters relating to Tax matters, which are treated exclusively under Section 3.10, (b) matters relating to Internet America Benefit Plans, which are treated exclusively under Section 3.11 and (c) matters arising under Environmental, Health and Safety Laws, which are treated exclusively under Section 3.13, there is no litigation, arbitration, mediation, action, suit, Claim, proceeding or investigation, whether legal or administrative, pending against Internet America or any of the Internet America Subsidiaries or, to Internet America’s Knowledge, threatened against Internet America or any of the Internet America Subsidiaries or any of their respective assets, properties or operations, at Applicable Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, and taking into consideration the aggregate amounts reserved for any such matters in Internet America’s consolidated balance sheet at June 30, 2007, has had or caused or would reasonably be expected to have or cause an Internet America Material Adverse Effect.

 Section 3.9 Absence of Certain Changes.  From June 30, 2008 to the date of this Agreement, except as described in the Internet America Reports, there has not been (a) any event or occurrence that has had or caused or would reasonably be expected to have or cause an Internet America Material Adverse Effect, (b) any material change by Internet America or any of the Internet America Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Internet America or any redemption, purchase or other acquisition of any of its capital stock or (d) except in the ordinary course of business consistent with past practices, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.

Section 3.10 Taxes.

(a)  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect:

(i)  The Internet America Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by or on behalf of the Internet America Companies in the manner prescribed by Applicable Law. All such Tax Returns are complete and correct. The Internet America Companies have timely paid all Taxes due and owing, and, in accordance with GAAP, the most recent Internet America Financial Statements contained in the Internet America Reports reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Internet America Companies for all Taxable periods and portions thereof through the date of such Internet America Financial Statements;

(ii)  No Tax Return of the Internet America Companies is under audit or examination by any Tax Authority, and no written or, to the Knowledge of Internet America, unwritten notice of such an audit or examination has been received by the Internet America Companies. There is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Internet America Companies;

(iii)  Since June 30, 2008, the Internet America Companies have not made or rescinded any election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by Applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns;

(iv)  There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of the Internet America Companies;

(v)  Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of the Internet America Companies;

(vi)  Except for any agreements or arrangements (A) with customers, vendors, lessors or similar Persons entered into in the ordinary course of business or (B) among the Internet America Companies, none of the Internet America Companies is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority);

(vii)  The Internet America Companies have complied with all Applicable Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or similar provisions of any other Tax Law) and have, within the time and the manner prescribed by applicable Tax Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Tax Law;

(viii)  None of the Internet America Companies shall be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any other Tax Law; and

(ix)  None of the Internet America Companies has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

(b)  None of the Internet America Companies knows of any fact, agreement, plan, or other circumstance, or has taken or failed to take any action, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.11 Employee Benefit Plans.

(a)  Section 3.11(a) of the Internet America Disclosure Letter contains a list of all Internet America Benefit Plans. To the extent applicable, the Internet America Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Applicable Laws and regulations of any applicable jurisdiction; the Internet America Benefit Plans have been maintained and operated in compliance in all material respects with their terms; to Internet America’s Knowledge, there are no breaches of fiduciary duty in connection with the Internet America Benefit Plans for which Internet America could be liable; there are no pending or, to Internet America’s Knowledge, threatened Claims against or otherwise involving any Internet America Benefit Plan that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause an Internet America Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Internet America Benefit Plan activities) has been brought against or with respect to any such Internet America Benefit Plan for which Internet America could be liable that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause an Internet America Material Adverse Effect. All material contributions required to be made as of the date hereof to Internet America Benefit Plans have been made or have been properly accrued and are reflected in the Internet America Financial Statements as of the date thereof;

(b)  Neither Internet America nor any of the Internet America Subsidiaries contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to or has any material liability, contingent or otherwise, with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any plan that is covered by Title IV of ERISA, (iii) any plan subject to Section 412 of the Code or (iv) any plan funded by a “voluntary employees’ benefits association” within the meaning of Section 501(c)(9) of the Code;

(c)  No Internet America Benefit Plan maintained by the Internet America Companies provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of Internet America or any Internet America Subsidiary for periods extending beyond their retirement or other termination of service other than coverage mandated by Applicable Law;

(d)  All accrued material obligations of the Internet America Companies, whether arising by operation of Applicable Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Internet America Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Internet America Financial Statements as of the date thereof;

(e)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Internet America or any of the Internet America Subsidiaries;

(f)  Each Internet America Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since January 1, 2005 and has been, or may be, timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto;

(g)  No Internet America Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code; and

(h)  No Internet America Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the Internet America Financial Statements as of the date thereof.

Section 3.12 Labor Matters.

(a)  Collective Bargaining. As of the date of this Agreement, (i) neither Internet America nor any of the Internet America Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to Internet America’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b)  Unfair Labor Practices. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect, (i) neither Internet America nor any Internet America Subsidiary has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Applicable Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, Internet America or any Internet America Subsidiary, or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against Internet America or any Internet America Subsidiary pending or, to the Knowledge of Internet America threatened, before any Governmental Authority by or concerning the employees working in their respective businesses, and (iii) there is no labor dispute, strike, slowdown or work stoppage against Internet America or any of the Internet America Subsidiaries or, to the Knowledge of Internet America, pending or threatened against Internet America or any of the Internet America Subsidiaries.

Section 3.13 Environmental Matters.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect:

(a)  Internet America and each Internet America Subsidiary has been and is in compliance with all applicable Environmental, Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the Knowledge of Internet America, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of their respective businesses as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws;

(b)  No proceedings or investigations of any Governmental Authority are pending or, to the Knowledge of Internet America, threatened against Internet America or the Internet America Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental, Health and Safety Laws, and, to the Knowledge of Internet America, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the Knowledge of any of the Internet America Companies, former) businesses, assets or properties of Internet America or any Internet America Subsidiary, which constitute a material violation of Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) Claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief; and

(c)  Neither Internet America nor any of the Internet America Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the cleanup of any Hazardous Materials.

Section 3.14 Intellectual Property.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect, (a) the products, services and operations of the Internet America Companies do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) the Internet America Companies own or possess valid licenses or other valid rights to use the Intellectual Property that they use, exercise or exploit in, or that may be necessary or desirable for, their businesses as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the Knowledge of Internet America, there is no infringement of any Intellectual Property owned by or licensed by or to any of the Internet America Companies. To Internet America’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property of any Internet America Company by any Person, including, without limitation, any employee or independent contractor (present or former) of Internet America or any Internet America Subsidiary, that, individually or in the aggregate, has had or caused or could reasonably be expected to have or cause an Internet America Material Adverse Effect.

Section 3.15 Insurance.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect:

(a)  The Internet America Companies maintain and will maintain through the Closing Date insurance adequate in character and amount with financially sound and reputable insurers. There is no material default with respect to any provision contained in any insurance policy or binder, and none of the Internet America Companies has failed to give any notice or present any claim under any such policy or binder in a timely fashion; and

(b)  To the Knowledge of Internet America, no event relating specifically to any of the Internet America Companies has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Neither of the Internet America Companies has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been cancelled by the insurer within one year prior to the date hereof, and to Internet America’s Knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any current insurance policy of Internet America or any Internet America Subsidiary.

Section 3.16 Ownership and Condition of Assets. As of the date hereof, Internet America or an Internet America Subsidiary has good and valid title to the assets of the Internet America Companies, other than defects or irregularities of title that do not materially impair the ownership or operation of such assets and in each case free and clear of all Liens, except for Permitted Liens or Liens that have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect. The assets of the Internet America Companies are in good operating condition, normal wear and tear excepted.

Section 3.17 Undisclosed Liabilities.  Neither Internet America nor any of the Internet America Subsidiaries has any liabilities or obligations of any nature, regardless of whether fixed, accrued, contingent or otherwise, except liabilities and obligations that (a) are fully reflected or reserved against in the Internet America Financial Statements included in the Internet America Reports or described in the Internet America Reports filed prior to the date hereof, (b) liabilities and obligations arising under this Agreement and the transaction contemplated by this Agreement, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since June 30, 2008 and (d) liabilities and obligations that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect.

Section 3.18 Material Contracts. All material contracts, commitments and similar agreements to which any of the Internet America Companies is a party or by which they or any of their property is bound as of the date of this Agreement (other than this Agreement or any Related Document) (the “Internet America Material Contracts”) are filed as an exhibit to the Internet America Reports filed prior to the date of this Agreement. As of the date of this Agreement, each of the Internet America Material Contracts is, to the Knowledge of Internet America, in full force and effect. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect, none of the Internet America Companies knows of, or has received written notice of, any breach or violation of, or default under (nor, to the Knowledge of any of the Internet America Companies, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under), any Internet America Material Contract, or has received written notice of the desire of the other party or parties to any such Internet America Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.

Section 3.19 Tax Representations. Neither Internet America nor, to Internet America’s Knowledge, any of its Affiliates has taken, has agreed or failed to take, or intends to take any action or has any Knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

Section 3.20 No Brokers; Investment Advisor.  None of the Internet America Companies has entered into any Contract with any Person that may result in the obligation of Internet America, KeyOn or any of their respective Subsidiaries to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Internet America has retained Lehrer Financial and Economic Advisory Service as its financial advisor, the fee and expense reimbursement arrangements with which have been disclosed in writing to KeyOn prior to the date hereof.

Section 3.21 Improper Payments.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause an Internet America Material Adverse Effect: (a) no funds, assets or properties of Internet America or its Affiliates have been used or offered for illegal purposes; (b) no accumulation or use of any funds, assets or properties of Internet America or its Affiliates has been made without being properly accounted for in the financial books and records of Internet America or its Affiliates; (c) all payments by or on behalf of Internet America or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of Internet America and its Affiliates; (d) Internet America has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization; (e) neither Internet America nor any of its Affiliates, nor any director, officer, agent, employee or other Person associated with or acting on behalf of Internet America or its Affiliates, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Internet America’s or its Affiliates’ businesses; (f) none of Internet America, any of its Affiliates or any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons; and (g) Internet America has no Knowledge that any payment made to a Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

Section 3.22 No Ownership of KeyOn Stock. Internet America does not own any shares of KeyOn Common Stock or any other securities convertible into or otherwise exercisable to acquire shares of KeyOn Common Stock.

Section 3.23 No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 3, neither Internet America nor any other Person makes any other express or implied representation or warranty on behalf of Internet America or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF KEYON

As an inducement for Internet America and AcquisitionSub to enter into this Agreement, KeyOn hereby makes the following representations and warranties to Internet America and AcquisitionSub; provided, however, that such representations and warranties shall be subject to and qualified by: (a) the disclosure letter delivered by KeyOn to Internet America as of the date hereof (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the “KeyOn Disclosure Letter”) (it being understood that (i) the disclosure of any fact or item in any section of the KeyOn Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the KeyOn Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “KeyOn Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a KeyOn Material Adverse Effect); and (b) information contained in the KeyOn Reports (excluding any exhibits thereto and excluding disclosures under “Risk Factors” and other forward-looking or predictive statements) filed with the SEC prior to the date hereof (but only to the extent that such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties).

Section 4.1 Corporate Existence; Good Standing; Corporate Authority.  KeyOn is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Delaware. KeyOn is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of its property or the nature of KeyOn’s business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect. KeyOn has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is currently being conducted. Each of the Amended and Restated Articles of Incorporation (including any and all Certificates of Designations) and Bylaws of KeyOn (the “KeyOn Charter Documents”), is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. KeyOn is not in violation of the KeyOn Charter Documents.

Section 4.2 Authorization, Validity and Effect of Agreements.

(a)  Authority. KeyOn has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements, instruments, certificates and documents contemplated hereunder (collectively, the “Related Documents”) to which it is, or will become, a party, to perform its obligations hereunder and thereunder and to consummate the Merger, and all other transactions contemplated hereunder and thereunder, except for the KeyOn Consent, which consent shall be obtained as a condition to closing. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Merger and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of KeyOn, and no other corporate proceedings by KeyOn are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate the Merger and the other transactions contemplated hereunder or under the Related Documents, except for the approval of the Merger by KeyOn’s stockholders and the filing of the Certificate of Merger pursuant to the DGCL.

(b)  Binding Obligations. This Agreement and each of the Related Documents to which each of KeyOn is a party have been or will be duly executed by each of KeyOn and, assuming the due authorization, execution and delivery hereof and thereof by Internet America and AcquisitionSub to the extent a party hereof and thereof, constitute the valid and legally binding obligations of KeyOn, enforceable against each of KeyOn in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). KeyOn has taken all action necessary to render Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby.

Section 4.3 Capitalization.

(a)  Authorized and Outstanding Shares. The authorized capital stock of KeyOn consists of 95,000,000 shares of KeyOn Common Stock and 5,000,000 shares of Series A Preferred Stock (the “KeyOn Preferred Stock”). As of the close of business on the date immediately preceding the date of this Agreement, there were 8,714,845 issued and outstanding shares of KeyOn Common Stock (including 80,000 restricted shares), no shares of KeyOn Common Stock held by KeyOn in its treasury, and no issued and outstanding shares of KeyOn Preferred Stock. The restrictions applicable to the 80,000 restricted shares of KeyOn Common Stock outstanding will lapse upon the Effective Time. Section 4.3(a) of the KeyOn Disclosure Letter sets forth a true, correct and complete list of all outstanding shares of KeyOn Common Stock subject to outstanding options, warrants, conversion or similar rights (collectively, the “KeyOn Equity Rights”), or reserved for future issuance. Except as set forth therein, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to KeyOn. All shares of KeyOn Common Stock are, and all shares of KeyOn Common Stock which may be issued and outstanding immediately prior to the Effective Time as permitted under this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable shares of KeyOn Common Stock and not subject to any preemptive rights.

(b)  Other Equity Interests. Except as otherwise provided in Section 4.3(a), KeyOn has no outstanding bonds, debentures, promissory notes or other Indebtedness the holders of which have the right to vote with the stockholders of KeyOn on any matter or convertible or exercisable for Equity Interests having the right to vote. As of the date of this Agreement, KeyOn and the KeyOn Subsidiaries have not issued, sold, granted or delivered, are not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and are not a party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest (including, without limitation, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an Equity Interest) of any nature or any additional shares of capital stock or any other Equity Interest in KeyOn or any KeyOn Subsidiary.

(c)  KeyOn Equity Rights. Section 4.3(c) of the KeyOn Disclosure Letter sets forth a true, correct and complete list of all outstanding KeyOn Equity Rights as of the date of this Agreement, including grantee name, exercise price (if any), vesting schedule and other vesting conditions to the extent not fully vested and expiration date. Since July 28, 2008, KeyOn has not (i) granted, conferred or awarded any KeyOn Equity Rights that will not be exercised, converted or terminated by their terms by the Effective Time, (ii) granted or issued any restricted stock or securities, except as specifically contemplated by this Agreement, or (iii) amended or otherwise modified any KeyOn Equity Rights. There are no outstanding or authorized (i) contractual or other obligations of KeyOn or any of the KeyOn Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interest of KeyOn or any of the KeyOn Subsidiaries or any such securities or agreements referred to in the first sentence or (ii) voting trusts or similar agreements to which KeyOn or any of the KeyOn Subsidiaries is a party with respect to the voting of the capital stock of KeyOn or any of the KeyOn Subsidiaries, except repurchases, redemptions or acquisitions that would have an immaterial effect on KeyOn and the KeyOn Subsidiaries, taken as a whole. At the Effective Time, all KeyOn Equity Rights will be assumed, converted or otherwise terminated and of no further force or effect.

Section 4.4 Subsidiaries.

(a)  Organization and Qualification. Each KeyOn Subsidiary is a corporation or other legal entity duly organized or constituted and validly existing under the Applicable Laws of its jurisdiction of incorporation, organization or formation. Each KeyOn Subsidiary has all requisite corporate, limited liability company, partnership or other business power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted, except as would have an immaterial effect on the KeyOn Companies, taken as a whole. Each KeyOn Subsidiary is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership or lease and operation of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect. All of the outstanding shares of capital stock of, or other Equity Interests in, each KeyOn Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by KeyOn, free and clear of all Liens, except for Permitted Liens.

(b)  List of Subsidiaries. Section 4.4(b) of the KeyOn Disclosure Letter sets forth all KeyOn Subsidiaries and the ownership interest of such KeyOn Subsidiary held, directly or indirectly, by KeyOn. KeyOn’s Subsidiaries are not in violation of their respective organizational documents.

Section 4.5 Compliance with Laws; Permits.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 4.10, (y) matters relating to KeyOn Benefit Plans, which are treated exclusively under Section 4.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 4.13:

(a)  Neither KeyOn nor any KeyOn Subsidiary is in violation of any Applicable Law relating to the ownership or operation of any of its assets, and no Claim is pending or, to the Knowledge of KeyOn, threatened with respect to any such matters;

(b)  KeyOn and each KeyOn Subsidiary hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “KeyOn Permits”). All KeyOn Permits are in full force and effect and there exists no default thereunder or breach thereof, and KeyOn has no notice or Knowledge that such KeyOn Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the Knowledge of KeyOn, threatened to give, notice of any action to terminate, cancel or reform any KeyOn Permits; and

(c)  KeyOn and each KeyOn Subsidiary possesses all KeyOn Permits required for the present ownership or lease, as the case may be, of its business and operation of its property, and there exists no default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the Knowledge of KeyOn, threatened to take, any action to terminate, cancel or reform any such KeyOn Permit.

Section 4.6 No Conflict; Consents.

(a)  No Conflict. The execution and delivery by each of KeyOn of this Agreement and the Related Documents, the performance of the obligations of KeyOn hereunder and thereunder and the consummation by KeyOn of the Merger and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with or result in a breach of any provisions of its organizational documents, (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair KeyOn’s rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any KeyOn Material Contract or other Contract except for the Assumed Warrants, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of KeyOn or the KeyOn Subsidiaries under any KeyOn Material Contract or by which KeyOn or the KeyOn Subsidiaries or any of their properties is bound or affected, (iv) result in any KeyOn Material Contract being declared void, voidable, or without further binding effect, or (v) (assuming that the consents and approvals referred to in Section 4.6(b) are duly and timely made or obtained and that the KeyOn Consent is obtained), contravene, conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to KeyOn or any of the KeyOn Subsidiaries, other than any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations or Liens that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect.

(b)  Required Consents. Neither the execution and delivery by KeyOn of this Agreement or any Related Document nor the consummation by KeyOn of the Merger and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents required to be filed as a result of the Merger with the relevant Governmental Authorities in the states and foreign jurisdictions in which KeyOn is qualified to conduct business, and (ii) the filing and effectiveness of the Information/Registration Statement with the SEC in accordance with the Exchange Act and the dissemination of the Information Statement to all KeyOn Stockholders, except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect.

Section 4.7 SEC Documents. KeyOn has filed with the SEC all documents required to be so filed by it since August 9, 2007 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (collectively, the “KeyOn Reports”). As of its respective date or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each KeyOn Report complied in all material respects with the applicable requirements of the Exchange Act, SOX and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Specifically, the number of Active Subscribers of KeyOn contained in the KeyOn Reports is accurate as of the date of each report and the number of Active Subscribers of KeyOn at September 30, 2008 is 15,520. Each of the consolidated balance sheets included in or incorporated by reference into the KeyOn Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of KeyOn and the KeyOn Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the KeyOn Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of KeyOn and the KeyOn Subsidiaries for the periods set forth therein (such consolidated balance sheets and consolidated statements of operations, cash flows and changes in stockholders’ equity, each including the notes and schedules thereto, the “KeyOn Financial Statements”). The KeyOn Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC and (ii) were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the KeyOn Financial Statements or as permitted by Form 10-Q or Form 8-K.

Section 4.8 Litigation.  Except (a) matters relating to Tax matters, which are treated exclusively under Section 4.10, (b) matters relating to KeyOn Benefit Plans, which are treated exclusively under Section 4.11 and (c) matters arising under Environmental, Health and Safety Laws, which are treated exclusively under Section 4.13, there is no litigation, arbitration, mediation, action, suit, Claim, proceeding or investigation, whether legal or administrative, pending against KeyOn or any of the KeyOn Subsidiaries or, to KeyOn’s Knowledge, threatened against KeyOn or any of the KeyOn Subsidiaries or any of their respective assets, properties or operations, at Applicable Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, and taking into consideration the aggregate amounts reserved for any such matters in KeyOn’s consolidated balance sheet at December 31, 2007, has had or caused or would reasonably be expected to have or cause a KeyOn Material Adverse Effect.

Section 4.9 Absence of Certain Changes.  From December 31, 2007 to the date of this Agreement, except as described in the KeyOn Reports, there has not been (a) any event or occurrence that has had or caused or would reasonably be expected to have or cause a KeyOn Material Adverse Effect, (b) any material change by KeyOn or any of the KeyOn Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of KeyOn or any redemption, purchase or other acquisition of any of its capital stock or (d) except in the ordinary course of business consistent with past practices, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.

Section 4.10 Taxes.

(a)  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect:

(i)  The KeyOn Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by or on behalf of the KeyOn Companies in the manner prescribed by Applicable Law. All such Tax Returns are complete and correct. The KeyOn Companies have timely paid all Taxes due and owing, and, in accordance with GAAP, the most recent KeyOn Financial Statements contained in the KeyOn Reports reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the KeyOn Companies for all Taxable periods and portions thereof through the date of such KeyOn Financial Statements;

(ii)  No Tax Return of the KeyOn Companies is under audit or examination by any Tax Authority, and no written or, to the Knowledge of KeyOn, unwritten notice of such an audit or examination has been received by the KeyOn Companies. There is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the KeyOn Companies;

(iii)  Since December 31, 2007, the KeyOn Companies have not made or rescinded any election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by Applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns;

(iv)  There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of the KeyOn Companies;

(v)  Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of the KeyOn Companies;

(vi)  Except for any agreements or arrangements (A) with customers, vendors, lessors or similar Persons entered into in the ordinary course of business or (B) among the KeyOn Companies, none of the KeyOn Companies is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority);

(vii)  The KeyOn Companies have complied with all Applicable Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or similar provisions of any other Tax Law) and have, within the time and the manner prescribed by applicable Tax Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Tax Law;

(viii)  None of the KeyOn Companies shall be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any other Tax Law; and

(ix)  None of the KeyOn Companies has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

(b)  None of the KeyOn Companies knows of any fact, agreement, plan, or other circumstance, or has taken or failed to take any action, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11 Employee Benefit Plans.

(a)  Section 4.11(a) of the KeyOn Disclosure Letter contains a list of all KeyOn Benefit Plans. To the extent applicable, the KeyOn Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Applicable Laws and regulations of any applicable jurisdiction; the KeyOn Benefit Plans have been maintained and operated in compliance in all material respects with their terms; to KeyOn’s Knowledge, there are no breaches of fiduciary duty in connection with the KeyOn Benefit Plans for which KeyOn could be liable; there are no pending or, to KeyOn’s Knowledge, threatened Claims against or otherwise involving any KeyOn Benefit Plan that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a KeyOn Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the KeyOn Benefit Plan activities) has been brought against or with respect to any such KeyOn Benefit Plan for which KeyOn could be liable that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause an KeyOn Material Adverse Effect. All material contributions required to be made as of the date hereof to KeyOn Benefit Plans have been made or have been properly accrued and are reflected in the KeyOn Financial Statements as of the date thereof.

(b)  Neither KeyOn nor any of the KeyOn Subsidiaries contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to or has any material liability, contingent or otherwise, with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any plan that is covered by Title IV of ERISA, (iii) any plan subject to Section 412 of the Code or (iv) any plan funded by a “voluntary employees’ benefits association” within the meaning of Section 501(c)(9) of the Code.

(c)  No KeyOn Benefit Plan maintained by the KeyOn Companies provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of KeyOn or any KeyOn Subsidiary for periods extending beyond their retirement or other termination of service other than coverage mandated by Applicable Law.

(d)  All accrued material obligations of the KeyOn Companies, whether arising by operation of Applicable Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under KeyOn Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the KeyOn Financial Statements as of the date thereof.

(e)  Section 4.11(e) of the KeyOn Disclosure Letter sets forth an accurate and complete list of each KeyOn Benefit Plan (and the particular circumstances described in this Section 4.11(e) relating to such KeyOn Benefit Plan) under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of KeyOn or any of the KeyOn Subsidiaries.

(f)  Section 4.11(f) of the KeyOn Disclosure Letter contains a description that is accurate and correct in all material respects, of all amounts estimated to be paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (solely as a result thereof) that were or will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(g)  Each KeyOn Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since January 1, 2005 and has been, or may be, timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.

(h)  No KeyOn Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code.

(i)  No KeyOn Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the KeyOn Financial Statements as of the date thereof.

Section 4.12 Labor Matters.

(a)  As of the date of this Agreement, (i) neither KeyOn nor any of the KeyOn Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to KeyOn’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b)  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect, (i) neither KeyOn nor any KeyOn Subsidiary has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Applicable Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, KeyOn or any KeyOn Subsidiary, or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against KeyOn or any KeyOn Subsidiary pending or, to the Knowledge of KeyOn threatened, before any Governmental Authority by or concerning the employees working in their respective businesses, and (iii) there is no labor dispute, strike, slowdown or work stoppage against KeyOn or any of the KeyOn Subsidiaries or, to the Knowledge of KeyOn, pending or threatened against KeyOn or any of the KeyOn Subsidiaries.

Section 4.13 Environmental Matters.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect:

(a)  KeyOn and each KeyOn Subsidiary has been and is in compliance with all applicable Environmental, Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the Knowledge of KeyOn, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of their respective businesses as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws;

(b)  No proceedings or investigations of any Governmental Authority are pending or, to the Knowledge of KeyOn, threatened against KeyOn or the KeyOn Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental, Health and Safety Laws, and, to the Knowledge of KeyOn, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the Knowledge of any of the KeyOn Companies, former) businesses, assets or properties of KeyOn or any KeyOn Subsidiary, which constitute a material violation of Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) Claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief; and

(c)  Neither KeyOn nor any of the KeyOn Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the cleanup of any Hazardous Materials.

 Section 4.14 Intellectual Property.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect, (a) the products, services and operations of the KeyOn Companies do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) the KeyOn Companies own or possess valid licenses or other valid rights to use the Intellectual Property that they use, exercise or exploit in, or that may be necessary or desirable for, their businesses as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the Knowledge of KeyOn, there is no infringement of any Intellectual Property owned by or licensed by or to any of the KeyOn Companies. To KeyOn’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property of any KeyOn Company by any Person, including, without limitation, any employee or independent contractor (present or former) of KeyOn or any KeyOn Subsidiary, that, individually or in the aggregate, has had or caused or could reasonably be expected to have or cause an KeyOn Material Adverse Effect.

Section 4.15 Insurance.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect:

(a)  The KeyOn Companies maintain and will maintain through the Closing Date insurance adequate in character and amount with financially sound and reputable insurers. There is no material default with respect to any provision contained in any insurance policy or binder, and none of the KeyOn Companies has failed to give any notice or present any claim under any such policy or binder in a timely fashion.

(b)  To the Knowledge of KeyOn, no event relating specifically to any of the KeyOn Companies has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Neither of the KeyOn Companies has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been cancelled by the insurer within one year prior to the date hereof, and to KeyOn’s Knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any current insurance policy of KeyOn or any KeyOn Subsidiary.

Section 4.16 Ownership and Condition of Assets. As of the date hereof, KeyOn or a KeyOn Subsidiary has good and valid title to the assets of the KeyOn Companies, other than defects or irregularities of title that do not materially impair the ownership or operation of such assets and in each case free and clear of all Liens, except for Permitted Liens or Liens that have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect. The assets of the KeyOn Companies are in good operating condition, normal wear and tear excepted.

Section 4.17 Undisclosed Liabilities.  Neither KeyOn nor any of the KeyOn Subsidiaries has any liabilities or obligations of any nature, regardless of whether fixed, accrued, contingent or otherwise, except liabilities and obligations that (a) are fully reflected or reserved against in the KeyOn Financial Statements included in the KeyOn Reports or described in the KeyOn Reports filed prior to the date hereof, (b) liabilities and obligations arising under this Agreement and the transaction contemplated by this Agreement, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2007 and (d) liabilities and obligations that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect.

Section 4.18 Material Contracts. All material contracts, commitments and similar agreements to which any of the KeyOn Companies is a party or by which they or any of their property is bound as of the date of this Agreement (other than this Agreement or any Related Document) (the “KeyOn Material Contracts”) are filed as an exhibit to the KeyOn Reports filed prior to the date of this Agreement to which KeyOn or any KeyOn Subsidiary is a party or by which any of them is bound. As of the date of this Agreement, each of the KeyOn Material Contracts is, to the Knowledge of KeyOn, in full force and effect. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect, none of the KeyOn Companies knows of, or has received written notice of, any breach or violation of, or default under (nor, to the Knowledge of any of the KeyOn Companies, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under), any KeyOn Material Contract, or has received written notice of the desire of the other party or parties to any such KeyOn Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.

Section 4.19 Tax Representations. Neither KeyOn nor, to KeyOn’s Knowledge, any of its Affiliates has taken, has agreed or failed to take, or intends to take any action or has any Knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

Section 4.20 No Brokers; Investment Advisor.  None of the KeyOn Companies has entered into any Contract with any Person that may result in the obligation of KeyOn, KeyOn or any of their respective Subsidiaries to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The KeyOn Board has received the opinion of Source Capital Group Inc. to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of KeyOn Common Stock. KeyOn will promptly deliver a copy of such written opinions to Internet America solely for informational purposes after receipt thereof by KeyOn.

Section 4.21 Improper Payments.  Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect: (a) no funds, assets or properties of KeyOn or its Affiliates have been used or offered for illegal purposes; (b) no accumulation or use of any funds, assets or properties of KeyOn or its Affiliates has been made without being properly accounted for in the financial books and records of KeyOn or its Affiliates; (c) all payments by or on behalf of KeyOn or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of KeyOn and its Affiliates; (d) KeyOn has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization; (e) neither KeyOn nor any of its Affiliates, nor any director, officer, agent, employee or other Person associated with or acting on behalf of KeyOn or its Affiliates, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of KeyOn’s or its Affiliates’ businesses; (f) none of KeyOn, any of its Affiliates or any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons; and (g) KeyOn has no Knowledge that any payment made to a Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

Section 4.22  Board of Director Approval; Consent.   As of or prior to the date of this Agreement, the KeyOn Board has, by resolutions duly adopted at a meeting of all directors on the KeyOn Board, which meeting was duly called and held, (a) determined that the Merger is advisable and in the best interests of KeyOn and KeyOn’s stockholders, (b) approved the Merger and this Agreement, (c) recommended that the stockholders of KeyOn approve this Agreement and the Merger and (d) approved the submission to the stockholders of KeyOn owning beneficially a majority of the outstanding shares of KeyOn Common Stock of a written consent approving this Agreement and the Merger and, upon receipt of the KeyOn Consent, the filing with the SEC of the KeyOn Information/Registration Statement.

Section 4.23   State Takeover Statutes.  Assuming the accuracy of the representation of Internet America in Section 3.22, KeyOn has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by KeyOn with its obligations hereunder and the accuracy of the representations and warranties made by KeyOn herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition,” or other state antitakeover statute or regulation, nor any takeover-related provision in the KeyOn Charter Documents or the AcquisitionSub Charter Documents, would apply to this Agreement, any Related Documents or the Merger.

Section 4.24 No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4, neither KeyOn nor any other Person makes any other express or implied representation or warranty on behalf of KeyOn or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 5
COVENANTS

Section 5.1 Business in Ordinary Course.  Except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.1 of the Internet America Disclosure Letter or the KeyOn Disclosure Letter (as the case may be), unless with the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of KeyOn and Internet America shall, and shall cause each of their respective Subsidiaries, to carry on its business in all material respects in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use their respective commercially reasonable best efforts consistent with past practices and policies to (a) preserve intact their respective present business organizations and goodwill, (b) keep available the services of their respective present executive officers, directors and key employees and (c) preserve their relationships with customers, suppliers, agents and creditors.

Section 5.2 Conduct of Business Pending Closing.  Without limiting the generality of Section 5.1, except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.2 of the Internet America Disclosure Letter or the KeyOn Disclosure Letter (as the case may be) or as required by Applicable Law or Governmental Authority, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither Internet America nor KeyOn shall, and neither Internet America nor KeyOn shall permit any of the KeyOn Subsidiaries or Internet America Subsidiaries (as applicable) to do any of the following without the prior written consent of the other Party hereto, which consent must be given or withheld within three calendar days of the request therefor:

(a)  amend or propose to amend its certificate or articles of incorporation, bylaws, certificate of formation, certificate of organization, certificate of limited partnership, limited liability company agreement, operating agreement, partnership agreement, or other governing or organizational documents;

(b)  adjust, split, combine, reclassify or dispose of any of its outstanding Equity Interests (other than dispositions by or among direct or indirect wholly owned Subsidiaries and cancellations of stock options or restricted stock grants forfeited in accordance with the terms of a Benefit Plan in existence on the date of this Agreement or related stock option or restricted stock grant agreements);

(c)  declare, set aside or pay any dividends or other distributions (whether payable in cash, property or Equity Interests) with respect to its Equity Interests (other than by or among direct or indirect wholly owned Subsidiaries);

(d)  (i) issue any Equity Interests, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement, except pursuant to (A) the exercise of options disclosed in this Agreement or the Internet America Disclosure Letter or the KeyOn Disclosure Letter, (B) the conversion of the Convertible Notes or the grant or exercise of awards granted after the date of this Agreement and expressly permitted under this Agreement, (C)  the Internet America Rights Agreement in accordance with the terms thereof, or (D) the issuance of shares of KeyOn Common Stock as expressly required or permitted by this Agreement, (ii) grant, confer or award any option, warrant, conversion right or other right to acquire or otherwise with respect to any shares of its capital stock or other equity securities, or grant or issue any restricted stock or securities, (iii) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of its capital stock existing at July 28, 2008, except as expressly required or permitted by this Agreement, (iv) with respect to any of its former, present or future officers, directors or employees, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, (v) adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except in each case as expressly required or permitted under this Agreement or as disclosed in the KeyOn Disclosure Letter or the Internet America Disclosure Letter, or (vi) permit any holder of an option or other award pertaining to shares of Internet America Common Stock or KeyOn Common Stock to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding;

(e)  purchase, redeem or otherwise acquire any of its outstanding Equity Interests, except (i) by or among direct or indirect wholly-owned Subsidiaries, or (ii) Equity Interests purchased or withheld to satisfy Tax withholding obligation in connection with the vesting, lapse of forfeiture restrictions or exercise (as applicable) of stock options, restricted stocks and similar awards by the grantees thereof;

(f)  sell, lease, license, or otherwise dispose of, or enter into a contract to sell, lease, license or otherwise dispose of, any of its assets (including capital stock of Subsidiaries) which are, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole, except for (i) sales of surplus or obsolete equipment, (ii) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (iii) sales, leases or other transfers between such Party and its wholly owned Subsidiaries or between those Subsidiaries, (iv) sales, dispositions or divestitures as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated by this Agreement, or (v) arm’s-length sales or other transfers not described in clauses (i) through (iv) above for aggregate consideration not exceeding $50,000 for each of KeyOn and Internet America;

(g)  liquidate, wind-up, dissolve or adopt any plan to liquidate, wind-up or dissolve (or suffer any liquidation or dissolution) (other than direct or indirect wholly owned Subsidiaries);

(h)  acquire or agree to acquire by merger, consolidation or otherwise (including by purchase of Equity Interests or all or substantially all of the assets) the business of any Person or a division thereof;

(i)  make any loans, advances or capital contributions to, or investments in, any Person (other than (i) loans, advances or capital contributions to a wholly owned Subsidiary or loans or advances from such a Subsidiary, (ii) customer loans and advances to employees consistent with past practices or (iii) short-term investments of cash in the ordinary course of business in accordance with the cash management procedures of Internet America, KeyOn or their respective Subsidiaries (as the case may be));

(j)  terminate or amend any Internet America Material Contract or KeyOn Material Contract (as the case may be) or waive or assign any of its rights under any Internet America Material Contract or KeyOn Material Contract (as the case may be), in each case in a manner that would be materially adverse to Internet America or KeyOn (as the case may be), or enter into any Internet America Material Contract or KeyOn Material Contract (as the case may be) other than customer Contracts entered into in the ordinary course of business;

(k)  incur any Indebtedness in excess of $25,000, in the aggregate, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or any of its Subsidiaries or guarantee any debt securities of others, other than (A) borrowings from that Party’s or its Subsidiary’s credit facility (the Convertible Notes in the case of KeyOn) in the ordinary course of business in an amount not in excess of $50,000, (B) borrowings the proceeds of which are used to repay or repurchase other indebtedness of that Party or its Subsidiaries, or (C) borrowings in respect of intercompany debt, or (ii) enter into any material lease (whether such lease is an operating or capital lease) or create any material Liens (other than Permitted Liens) on its property including any Equity Interests in its Subsidiaries except in the ordinary course of business or with or between its Subsidiaries; provided, however, that for purposes of this Section 5.2(k), neither the incurrence of Indebtedness to finance, directly or indirectly, acquisitions of the business, assets or Equity Interests of another Person nor the incurrence of Indebtedness for capital expenditures shall be considered to be “in the ordinary course of business”;

(l)  make or rescind any material election relating to Taxes, including any election for any and all joint ventures, partnerships, limited liability companies or other investments; settle or compromise any material Claim, action, litigation, proceeding, arbitration or investigation relating to Taxes; or change in any material respect any of its methods of reporting any items for Tax purposes from those employed in the preparation of its Tax Returns for the most recent Taxable year for which a Tax Return has been filed;

(m)  make or commit to make capital expenditures that in the aggregate exceed $25,000 except for those commitments or capital expenditures incurred in the ordinary course of business pursuant to Permitted Liens;

(n)  enter into any new line of business material to it and its Subsidiaries taken as a whole;

(o)  enter into any Contract that subjects or will subject the Surviving Corporation or its Subsidiaries to any material non-compete or similar restriction on any KeyOn Company or Internet America Company business following the Effective Time;

(p)  except as may be required as a result of a change in GAAP, change any of the material accounting principles, estimates, or practices used by the Internet America Companies or KeyOn Companies;

(q)  compromise, settle or grant any waiver or release related to any litigation or proceeding, other than settlements or compromises of such litigation or proceedings where the full amount to be paid is covered by insurance or where the amount to be paid does not exceed $10,000 in the aggregate;

(r)  engage in any transaction (other than pursuant to agreements in effect as of the date of this Agreement and that are disclosed in Internet America Disclosure Letter or KeyOn Disclosure Letter (as the case may be) and transactions between or among Internet America or KeyOn and their respective Subsidiaries in the ordinary course of business consistent with past practices) or enter into any agreement with any Affiliate (provided that for the purpose of this clause (r) only, the term “Affiliate” shall not include any employee of Internet America, KeyOn or their respective Subsidiaries (as the case may be) other than directors and executive officers thereof and any employees who share the same household as any such directors and executive officers);

(s)  willfully or intentionally breach any representation or warranty set forth in this Agreement or take any action that is reasonably likely to materially delay or impair the ability of the Parties hereto to consummate the transactions contemplated by this Agreement; or

(t)  enter into any Contract or obligation to take any actions prohibited above.

Section 5.3 Access to Assets, Personnel and Information.

(a)  Upon reasonable notice and subject to Applicable Law relating to the exchange of information, from the date hereof until the Effective Time, KeyOn shall: (i) afford to Internet America and Internet America Representatives reasonable access during normal business hours to any and all of the assets, books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the KeyOn Companies’ financial position, business, employees, representatives, agents, facilities and assets, whether written or computerized that are within the possession or control of any of the KeyOn Companies (the “KeyOn Information”); and (ii) upon request during normal business hours, furnish promptly to Internet America (at Internet America’s expense) a copy of any KeyOn Information. Internet America agrees to conduct such investigation in a manner that does not interfere unreasonably with the KeyOn Companies’ operations and with the prompt and discharge by such KeyOn Companies’ employees of their duties.

(b)  Upon reasonable notice and subject to Applicable Law relating to the exchange of information, from the date hereof until the Effective Time, Internet America shall: (i) afford to KeyOn and the KeyOn Representatives reasonable access during normal business hours to any and all of the assets, books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the Internet America Companies’ financial position, business, employees, representatives, agents, facilities and assets, whether written or computerized, that are within the possession or control of any of the Internet America Companies (the “Internet America Information”); and (ii) upon request during normal business hours, furnish promptly to KeyOn (at KeyOn’s expense) a copy of any Internet America Information. KeyOn agrees to conduct such investigation in a manner that does not interfere unreasonably with the Internet America Companies’ operations and with the prompt and discharge by such the Internet America Companies’ employees of their duties.

(c)  From the date hereof until the Effective Time, each of KeyOn and Internet America shall: (i) furnish to the other, promptly upon receipt or filing (as the case may be), a copy of each communication between such Party and the SEC after the date hereof relating to the Merger or the Information/Registration Statement and each report, schedule, registration statement or other document filed by such Party with the SEC after the date hereof relating to the Merger or the Information/Registration Statement, unless such communication, report, schedule, registration statement or other document is otherwise readily available through the SEC’s EDGAR system, in which case KeyOn or Internet America (as the case may be) shall provide notice to the other of such availability; and (ii) promptly advise the other of the substance of any oral communications between such Party and the SEC relating to the Merger or the Information/Registration Statement.

(d)  Internet America will not (and will cause Internet America Subsidiaries and Internet America Representatives not to), and KeyOn will not (and will cause the KeyOn Subsidiaries and the KeyOn Representatives not to), use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Any information obtained by the Internet America Companies or the KeyOn Companies or their respective Representatives under this Section 5.3 shall be subject to the confidentiality and use restrictions set forth in the Nondisclosure Agreement.

(e)  Notwithstanding anything in this Section 5.3 to the contrary: (i) Internet America shall not be obligated under the terms of this Section 5.3 to disclose to KeyOn or the KeyOn Representatives, or grant KeyOn or the KeyOn Representatives access to, information that is within the possession or control of any of the Internet America Companies but subject to a valid and binding confidentiality and nondisclosure agreement with a Third Party without first obtaining the consent of such Third Party, and Internet America, to the extent requested by KeyOn, will use its reasonable commercial efforts to obtain any such consent; and (ii) KeyOn shall not be obligated under the terms of this Section 5.3 to disclose to Internet America or Internet America Representatives, or grant Internet America or Internet America Representatives access to, information that is within the possession or control of any of the KeyOn Companies but subject to a valid and binding confidentiality and nondisclosure agreement with a Third Party without first obtaining the consent of such Third Party, and KeyOn, to the extent requested by Internet America, will use reasonable commercial efforts to obtain any such consent.

(f)  No investigation by KeyOn or Internet America or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement, and no Party shall be deemed to have made any representation or warranty to the other Party except as expressly set forth in this Agreement.

Section 5.4    No Solicitation by KeyOn.

(a)  From the date of this Agreement until the first to occur of the Effective Time and the termination of this Agreement in accordance with Article 7, except as specifically permitted in Section 5.4(c), (d) or (e), KeyOn agrees that neither it nor any of the KeyOn Subsidiaries or Representatives will, directly or indirectly: (i) solicit, initiate, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, a KeyOn Acquisition Proposal, and upon becoming aware of any violation of this Section 5.4(a)(i), KeyOn shall, and shall cause the KeyOn Subsidiaries and Representatives to, stop soliciting, initiating, encouraging, facilitating (including by way of furnishing or disclosing non-public information) or taking any action designed to facilitate, directly or indirectly, any inquiry, offer or proposal that constitutes, or is reasonably likely to lead to, a KeyOn Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any non-public information or data relating to the KeyOn Companies to, or in response to a request therefor, give access to the properties, assets or books and records of the KeyOn Companies to, any Person who has made or may be considering making a KeyOn Acquisition Proposal or take any action which may otherwise lead to a KeyOn Acquisition Proposal; (iii) approve, endorse or recommend any KeyOn Acquisition Proposal; or (iv) enter into any agreement in principle, letter of intent, arrangement, understanding or other Contract relating to any KeyOn Acquisition Proposal.

(b)  Except as specifically permitted in Section 5.4(c) and (d), KeyOn shall, and shall cause each of the KeyOn Subsidiaries and Representatives to, immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person with respect to any KeyOn Acquisition Proposal or which could reasonably be expected to lead to a KeyOn Acquisition Proposal, and shall inform the KeyOn Subsidiaries and Representatives which may be engaged in any such solicitations, discussions, negotiations or other activity of KeyOn’s obligations under this Section 5.4. KeyOn shall promptly inform its Representatives who have been involved with or otherwise providing assistance in connection with the negotiation of this Agreement and the transactions contemplated by this Agreement of KeyOn’s obligations under this Section 5.4.

(c)  Notwithstanding anything in this Agreement to the contrary, prior to obtaining the KeyOn Consent, nothing in this Agreement shall prevent KeyOn or the KeyOn Board from:

(i)  after the date of this Agreement, engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the KeyOn Companies to, or in response to a request therefor, giving access to the properties, assets or books and records of the KeyOn Companies to, any Person who has made an unsolicited, bona fide, written KeyOn Acquisition Proposal after the date hereof that did not result from a violation by the KeyOn Companies of this Section 5.4; provided, however, that prior to engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the KeyOn Companies to, or giving access to the properties, assets or books and records of the KeyOn Companies to, such Person, (A) the KeyOn Board, acting in good faith, has determined (I) after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such KeyOn Acquisition Proposal is reasonably likely to result in a KeyOn Superior Proposal, and (II) that such Person has the financial and legal capacity to consummate such KeyOn Acquisition Proposal and (B) KeyOn (I) enters into a confidentiality and nondisclosure agreement with such Person with use and disclosure limitations and other material terms that are no more favorable to such Person than those contained in the Nondisclosure Agreement; and (II) has complied with Section 5.4(d); and

(ii)  subject to compliance by KeyOn with Section 5.4(e), (A) withdrawing (or amending or modifying in a manner adverse to Internet America), or publicly proposing to withdraw (or to amend or modify in a manner adverse to Internet America), the approval, recommendation or declaration of advisability by the KeyOn Board of this Agreement, the Merger or the transactions contemplated hereby (the actions referred to in this clause (A) being collectively referred to herein as an “KeyOn Adverse Recommendation Change”), (B) recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any KeyOn Acquisition Proposal (the actions referred to in this clause (B) being collectively referred to as an “KeyOn Acquisition Proposal Recommendation”), or (C) entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or Merger Agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, arrangement or understanding which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to a KeyOn Acquisition Proposal (other than a confidentiality and nondisclosure agreement contemplated by Section 5.4(c)(i)(B)(I)) (each a “KeyOn Acquisition Agreement”); provided, however, that (X) in the case of a KeyOn Adverse Recommendation Change not involving a KeyOn Acquisition Proposal, the KeyOn Board, acting in good faith, has previously determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of KeyOn under Applicable Law (Y) in the case of a KeyOn Adverse Recommendation Change involving a KeyOn Acquisition Proposal, a KeyOn Acquisition Proposal Recommendation or an entry into a KeyOn Acquisition Agreement, the KeyOn Board, acting in good faith, has previously determined, after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such KeyOn Acquisition Proposal or KeyOn Acquisition Agreement constitutes a KeyOn Superior Proposal and (Z) in the case of entry into a KeyOn Acquisition Agreement, KeyOn concurrently terminates this Agreement pursuant to and after complying with the provisions of Section 7.1(c)(v) and Section 5.4(e)(ii). KeyOn acknowledges and agrees that the taking of any action inconsistent with any of the restrictions set forth in this Section 5.4 by any of the KeyOn Companies or their Representatives shall be deemed a breach of this Section 5.4 by KeyOn. For the avoidance of doubt, the Parties acknowledge and agree that a KeyOn Adverse Recommendation Change may or may not involve a KeyOn Acquisition Proposal.

(d)  If KeyOn or any KeyOn Representative receives a request for information from a Person who has made an unsolicited, bona fide, written KeyOn Acquisition Proposal, and KeyOn is permitted to provide such Person with information pursuant to this Section 5.4, KeyOn will provide to Internet America a copy of the confidentiality and nondisclosure agreement with such Person promptly upon its execution and provide to Internet America a list of, and copies of, all information provided to such Person as promptly as practicable after its delivery to such Person and promptly provide Internet America with access to all information to which such Person was provided access, in each case only to the extent not previously provided to Internet America. KeyOn shall promptly provide notice to Internet America, in writing, of the receipt of any KeyOn Acquisition Proposal or any inquiry with respect to or that is likely to lead to a KeyOn Acquisition Proposal (but in no event more than twenty-four hours after the receipt thereof), which notice shall include the identity of the Person or group requesting such information or making such inquiry or KeyOn Acquisition Proposal and the material terms and conditions of any such KeyOn Acquisition Proposal. KeyOn shall promptly provide Internet America with copies of any written changes to any KeyOn Acquisition Proposal and shall promptly provide Internet America written notice of any changes (whether oral or in writing) in the price or form of consideration or other material changes in the status or terms of such KeyOn Acquisition Proposal.

(e)  Notwithstanding anything herein to the contrary, the KeyOn Board shall not (i) make a KeyOn Adverse Recommendation Change, (ii) make a KeyOn Acquisition Proposal Recommendation or (iii) enter into any KeyOn Acquisition Agreement relating to a KeyOn Acquisition Proposal, unless:

(i)  KeyOn complies with the terms of Section 5.4(c)(ii) and (d); and

(ii)  In the case of a KeyOn Acquisition Proposal, promptly upon a determination by the KeyOn Board that a KeyOn Acquisition Proposal constitutes a KeyOn Superior Proposal, KeyOn immediately notifies, in writing, Internet America of such determination and describes in reasonable detail the material terms and conditions of such KeyOn Superior Proposal and the identity of the Person making such KeyOn Superior Proposal. Internet America shall have five Business Days after delivery of such written notice to submit an offer to engage in an alternative transaction or to modify the terms and conditions of this Agreement such that KeyOn may proceed with this Agreement (an “Internet America Revised Offer”). During such five Business Day period, KeyOn and its financial and legal advisors shall negotiate in good faith with Internet America to enable Internet America to submit an Internet America Revised Offer. Any amendment to the price or any other material term of a KeyOn Superior Proposal shall require a new notice from KeyOn and an additional three Business Day period within which Internet America may negotiate an Internet America Revised Offer.

(f)  Nothing contained in this Section 5.4 shall prohibit KeyOn or the KeyOn Board from taking and disclosing to the stockholders of KeyOn a position with respect to a KeyOn Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by Applicable Law.

(g)  All notices to be given by the Parties under this Section 5.4 shall be given by facsimile in accordance with Section 9.3 (which notice shall be considered delivered effective as of the day of transmission if transmitted on or before 5:00 p.m. U.S. Central Standard Time on the date of transmission, otherwise the next day after transmission).

Section 5.5 No Solicitation by Internet America.

(a)  From the date of this Agreement until the first to occur of the Effective Time and the termination of this Agreement in accordance with Article 7, except as specifically permitted in Section 5.5(c), (d) or (e), Internet America agrees that neither it nor any of the Internet America Subsidiaries or Representatives will, directly or indirectly: (i) solicit, initiate, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, an Internet America Acquisition Proposal, and upon becoming aware of any violation of this Section 5.5(a)(i), Internet America shall, and shall cause the Internet America Subsidiaries and Representatives to, stop soliciting, initiating, encouraging, facilitating (including by way of furnishing or disclosing non-public information) or taking any action designed to facilitate, directly or indirectly, any inquiry, offer or proposal that constitutes, or is reasonably likely to lead to, an Internet America Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any non-public information or data relating to the Internet America Companies to, or in response to a request therefor, give access to the properties, assets or books and records of the Internet America Companies to, any Person who has made or may be considering making an Internet America Acquisition Proposal or take any action which may otherwise lead to an Internet America Acquisition Proposal; (iii) approve, endorse or recommend any Internet America Acquisition Proposal; or (iv) enter into any agreement in principle, letter of intent, arrangement, understanding or other Contract relating to any Internet America Acquisition Proposal.

(b)  Except as specifically permitted in Section 5.5(c) and (d), Internet America shall, and shall cause each of the Internet America Subsidiaries and Representatives to, immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person with respect to any Internet America Acquisition Proposal or which could reasonably be expected to lead to an Internet America Acquisition Proposal, and shall inform the Internet America Subsidiaries and Representatives which are engaged in any such solicitations, discussions, negotiations or other activity of Internet America’s obligations under this Section 5.5. Internet America shall promptly inform its Representatives who have been involved with or otherwise providing assistance in connection with the negotiation of this Agreement and the transactions contemplated by this Agreement of Internet America’s obligations under this Section 5.5.

(c)  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent Internet America or the Internet America Board from:

(i)  after the date of this Agreement, engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Internet America Companies to, or in response to a request therefor, giving access to the properties, assets or books and records of the Internet America Companies to, any Person who has made an unsolicited, bona fide, written Internet America Acquisition Proposal after the date hereof that did not result from a violation by the Internet America Companies of this Section 5.5; provided, however, that prior to engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Internet America Companies to, or giving access to the properties, assets or books and records of the Internet America Companies to, such Person, (A) the Internet America Board, acting in good faith, has determined (I) after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Internet America Acquisition Proposal is reasonably likely to result in an Internet America Superior Proposal and (II) that such Person has the financial and legal capacity to consummate such Internet America Acquisition Proposal and (B) Internet America (I) enters into a confidentiality and nondisclosure agreement with such Person with use and disclosure limitations and other material terms that are no more favorable to such Person than those contained in the Nondisclosure Agreement and (II) has complied with Section 5.5(d); and

(ii)  subject to compliance by Internet America with Section 5.5(e), (A) withdrawing (or amending or modifying in a manner adverse to KeyOn), or publicly proposing to withdraw (or to amend or modify in a manner adverse to KeyOn), the approval, recommendation or declaration of advisability by the Internet America Board or any committee thereof (as the case may be) of this Agreement, the Merger or the transactions contemplated hereby (the actions referred to in this clause (A) being collectively referred to herein as a “Internet America Adverse Recommendation Change”), (B) recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any Internet America Acquisition Proposal (the actions referred to in this clause (B) being collectively referred to as a “Internet America Acquisition Proposal Recommendation”), or (C) entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or Merger Agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, arrangement or understanding which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to an Internet America Acquisition Proposal (other than a confidentiality and nondisclosure agreement contemplated by Section 5.5(c)(i)(B)(I)) (each a “Internet America Acquisition Agreement”); provided, however, that (X) in the case of an Internet America Adverse Recommendation Change not involving an Internet America Acquisition Proposal, the Internet America Board, acting in good faith, has previously determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of Internet America under Applicable Law, (Y) in the case of an Internet America Adverse Recommendation Change involving an Internet America Acquisition Proposal, an Internet America Acquisition Proposal Recommendation or an entry into an Internet America Acquisition Agreement, the Internet America Board, acting in good faith, has previously determined, after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Internet America Acquisition Proposal or Internet America Acquisition Agreement constitutes an Internet America Superior Proposal and (Z) in the case of entry into an Internet America Acquisition Agreement, Internet America concurrently terminates this Agreement pursuant to and after complying with the provisions of Section 7.1(d)(viii) and Section 5.5(e)(ii). Internet America acknowledges and agrees that the taking of any action inconsistent with any of the restrictions set forth in this Section 5.5 by any of the Internet America Companies or their Representatives shall be deemed a breach of this Section 5.5 by Internet America. For the avoidance of doubt, the Parties acknowledge and agree that an Internet America Adverse Recommendation Change may or may not involve an Internet America Acquisition Proposal.

(d)  If Internet America or any Internet America Representative receives a request for information from a Person who has made an unsolicited, bona fide, written Internet America Acquisition Proposal, and Internet America is permitted to provide such Person with information pursuant to this Section 5.5, Internet America will provide to KeyOn a copy of the confidentiality and nondisclosure agreement with such Person promptly upon its execution and provide to KeyOn a list of, and copies of, all information provided to such Person as promptly as practicable after its delivery to such Person and promptly provide KeyOn with access to all information to which such Person was provided access, in each case only to the extent not previously provided to KeyOn. Internet America shall promptly provide notice to KeyOn, in writing, of the receipt of any Internet America Acquisition Proposal or any inquiry with respect to or that is likely to lead to an Internet America Acquisition Proposal (but in no event more than 24 hours after the receipt thereof), which notice shall include the identity of the Person or group requesting such information or making such inquiry or Internet America Acquisition Proposal and the material terms and conditions of any such Internet America Acquisition Proposal. Internet America shall promptly provide KeyOn with copies of any written changes to any Internet America Acquisition Proposal and shall promptly provide KeyOn written notice of any changes (whether oral or in writing) in the price or form of consideration or other material changes in the status or terms of such Internet America Acquisition Proposal.

(e)  Notwithstanding anything herein to the contrary, the Internet America Board shall not (i) make an Internet America Adverse Recommendation Change, (ii) make an Internet America Acquisition Proposal Recommendation or (iii) enter into any Internet America Acquisition Agreement relating to an Internet America Acquisition Proposal, unless:

(i)  Internet America complies with the terms of Section 5.5(c)(ii) and (d); and

(ii)  In the case of an Internet America Acquisition Proposal, promptly upon a determination by the Internet America Board that an Internet America Acquisition Proposal constitutes an Internet America Superior Proposal, Internet America immediately notifies, in writing, KeyOn of such determination and describes in reasonable detail the material terms and conditions of such Internet America Superior Proposal and the identity of the Person making such Internet America Superior Proposal. KeyOn shall have five Business Days after delivery of such written notice to submit an offer to engage in an alternative transaction or to modify the terms and conditions of this Agreement such that Internet America may proceed with this Agreement (a “KeyOn Revised Offer”). During such five Business Day period, Internet America and its financial and legal advisors shall negotiate in good faith exclusively with KeyOn to enable KeyOn to submit a KeyOn Revised Offer. Any amendment to the price or any other material term of an Internet America Superior Proposal shall require a new notice from Internet America and an additional three Business Day period within which KeyOn may negotiate a KeyOn Revised Offer.

(f)  Nothing contained in this Section 5.5 shall prohibit Internet America or the Internet America Board from taking and disclosing to the stockholders of Internet America a position with respect to an Internet America Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by Applicable Law.

(g)  All notices to be given by the Parties under this Section 5.5 shall be given by facsimile transmission in accordance with Section 9.3 (which notice shall be considered delivered effective as of the day of transmission if transmitted on or before 5:00 p.m. U.S. Central Standard Time on the date of transmission, otherwise the next day after transmission).

 Section 5.6   KeyOn Consent.  Promptly following the execution and delivery of this Agreement by the parties hereto and the receipt by KeyOn of the opinion of its Financial Advisor, KeyOn shall use its commercially reasonable best efforts in accordance with Applicable Law and the KeyOn Charter Documents to obtain the KeyOn Consent to the Merger.

Section 5.7 Information/Registration Statement.

(a)  Internet America and KeyOn shall cooperate and promptly prepare and file with the SEC the Information/Registration Statement as soon as practicable after the date hereof, and KeyOn and Internet America shall cooperate to promptly respond to any comments made by the SEC and otherwise use their respective commercially reasonable best efforts to cause the Information/Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing. If at any time prior to the Effective Time any event occurs which is required to be set forth in an amendment or supplement to the Information/Registration Statement, KeyOn or Internet America, as applicable, will promptly inform the other of such occurrence, cooperate in filing such amendment or supplement with the SEC, and use their respective commercially reasonable best efforts to cause such amendment to become effective as promptly as possible. As promptly as practicable after the Information /Registration Statement is declared effective by the SEC, KeyOn shall cause the Information /Registration Statement to be disseminated to its stockholders.

(b)  Internet America will cause the Information/Registration Statement, at the time it becomes effective and disseminated to the KeyOn Stockholders, in each case as and to the extent required by applicable federal securities laws under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder. Internet America hereby covenants and agrees with KeyOn that the Information/Registration Statement (at the time it becomes effective under the Securities Act and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except that no representation or warranty is made by Internet America with respect to information supplied by KeyOn specifically for inclusion in the Information/Registration Statement. KeyOn hereby covenants and agrees with Internet America that the Information/Registration Statement (at the time it becomes effective under the Securities Act and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except that no representation or warranty is made by KeyOn with respect to information supplied by Internet America specifically for inclusion in the Information/Registration Statement.

(c)  Neither the Information/Registration Statement nor any amendment or supplement thereto will be filed or disseminated to the stockholders of KeyOn without the approval of both KeyOn and Internet America, such approval not to be unreasonably withheld, conditioned or delayed. Each Party shall advise the other Parties promptly after it receives notice thereof, of the time when the Information/Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Information/Registration Statement, the suspension of the qualification of the Internet America Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Information/Registration Statement.

Section 5.8 Taking of Necessary Action; Further Action.  Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable best efforts to take all actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. In addition, the Parties agree to execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 5.9 Public Announcements.  On the date this Agreement is executed (or if executed after the close of business, no later than the first to occur of the beginning of trading on the OTCBB on the next day), KeyOn and Internet America shall issue a joint press release with respect to the execution hereof and the transactions contemplated hereby. Except in respect of a public announcement as may be required by Applicable Law or any rule of any regulatory body, KeyOn and Internet America shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement.

Section 5.10 Notification of Certain Matters.  Each Party shall give prompt notice to the others of any of the following for which it becomes aware: (i) any representation or warranty made by it becoming untrue or inaccurate if such untruth or inaccuracy would reasonably be expected to cause any condition set forth in Article 6 not to be satisfied, (ii) the occurrence of any event or development that would cause (or would reasonably be expected to cause) any representation or warranty by it herein to be untrue or inaccurate if such untruth or inaccuracy would reasonably be expected to cause any condition set forth in Article 6 not to be satisfied, or (iii) any failure by it to comply with or satisfy in all material respects any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of any Party hereto.

Section 5.11 Payment of Expenses.  Whether or not the Merger is consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, except that in the event the Merger Agreement is terminated pursuant to Section 7.1(a) or 7.1(b), KeyOn and Internet America shall equally share all fees and expenses, other than attorneys’, accountants’, financial advisers’ and consultants’ fees and expenses (which shall be paid by the Party incurring same), incurred in relation to the filing with the SEC and printing of the Information/Registration Statement, including financial statements and exhibits and any amendments and supplements thereto.

Section 5.12 Indemnification and Insurance.

(a)  From and for a period of six years after the Effective Time, Internet America shall indemnify, defend, hold harmless and advance expenses to each Person who is now, has been at any time prior to the date of this Agreement, or becomes prior to the Effective Time, an officer, director, employee, controlling stockholder or agent of any of the KeyOn Companies (collectively, the “Indemnified Parties”) against such losses, expenses (including reasonable outside attorneys’ fees), claims, damages, fines, costs, liabilities or amounts that are paid in settlement with the approval of Internet America (which approval shall not be unreasonably withheld) resulting from, or otherwise arising in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), based in whole or in part on, or arising in whole or in part out of, the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was a director, officer, employee of any of the KeyOn Companies and pertaining to any matter existing, or arising out of actions or omissions or alleged actions or omissions occurring, at or prior to the Effective Time (including any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, but in each case only to the extent of the coverage provided for under Internet America’s directors’ and officers’ tail liability insurance policy covering those Persons, which policy has been disclosed in writing to KeyOn prior to the date hereof, and described in Section 5.12(b). Without limiting the foregoing, in the event any such Claim is brought against any Indemnified Party (whether arising before or after the Effective Time): (i) Internet America shall have the right to control the defense of such matter with its regularly engaged legal counsel or other counsel selected by Internet America and reasonably satisfactory to the Indemnified Party, and Internet America shall pay all reasonable fees and expenses of such counsel; and (ii) the Indemnified Party will cooperate with Internet America, at Internet America’s expense, in the defense of any such matter. Internet America shall not settle, compromise or consent to the entry of any judgment in any Claim for which indemnification could be sought by any Indemnified Party hereunder unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and does not include any finding of fact admission or stipulation with respect to fault, intent or culpability of the Indemnified Party, or such Indemnified Party otherwise consents. In the event of any Claim, any Indemnified Party wishing to claim indemnification shall promptly notify Internet America thereof (provided that failure to so notify Internet America will not affect the obligations of Internet America except to the extent that Internet America shall have been materially prejudiced as a result of such failure) and shall deliver to Internet America any undertaking required by Applicable Law, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any Claim is brought against any of the Indemnified Parties, Internet America shall be required to retain only one counsel (plus one local counsel, if necessary) to represent all such Indemnified Parties with respect to each such matter unless the use of one counsel to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or apparent differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and Internet America) may be retained by the Indemnified Parties at the cost and expense of Internet America and Internet America shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. Notwithstanding the foregoing, nothing contained in this Section 5.12 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee or agent of KeyOn or Internet America under a non-waivable provision of Applicable Law.

(b)  From and for not less than six years after the Effective Time, Internet America shall use its reasonable best efforts to maintain in effect a directors’ and officers’ liability insurance policy covering those Persons who are covered by KeyOn’s directors’ and officers’ liability insurance policy as of the Effective Time, which policy shall be, or shall be substantially similar to, the proposal of insurance dated October 30, 2008 issued by Beazley Insurance Company, Inc. which has been disclosed in writing to Internet America prior to the date hereof; provided, however, that Internet America shall not be required to pay a premium in excess of $50,000.00 for the six year coverage period. In the event that the annual premium for such insurance exceeds such maximum amount, Internet America shall purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

(c)  The provisions of this Section 5.12 are intended to be in addition to the rights otherwise available to the current officers and directors of KeyOn by law, charter, statute, by-law or agreement.

Section 5.13   Employee Matters.

(a)  With respect to each Continuing Employee, Internet America shall credit, or cause its Subsidiaries to credit, the period of employment and service recognized by the applicable employer (including its affiliates and their predecessors if so recognized by the employer) for such Continuing Employee immediately prior to the Effective Time for purposes of Internet America’s corresponding benefit plans, programs, policies or similar employment-related arrangements to have been employment and service with Internet America or its Subsidiaries for purposes of determining the Continuing Employee’s eligibility to join (subject to satisfaction of all non-service related eligibility criteria), vesting and benefit accrual (but not benefit accrual for any purpose other than vacation pay, and sick leave, and vesting in employer contributions under a 401(k)) under all employee benefit plans, programs, policies or similar employment-related arrangements of Internet America and its Subsidiaries in which the Continuing Employee is eligible to participate. No such period of employment and service credit shall be provided to the extent that it will result in a duplication of credit or employment benefits.

(b)  To the extent required by Applicable Law, if the health insurance carrier covering certain Continuing Employees is no longer engaged, Internet America will use reasonable efforts to provide creditable coverage which will reduce any restrictions and limitations for medical conditions existing as of the Effective Time of each Continuing Employee and the Continuing Employee’s dependents. Additionally, Internet America shall use reasonable efforts to effect a change of carriers, if applicable, so that Continuing Employees can plan for any loss of credit with respect to deductibles, co-insurance and maximum out of pocket requirements. In accordance with Applicable Law, any terminated employee shall be offered the opportunity to continue coverage reasonably comparable to that coverage such employee had at the time of termination of employment. If such coverage cannot been continued with respect to a Continuing Employee, in accordance with Applicable Law, the employee shall be offered the opportunity to continue such coverage as is currently available.

(c)  Nothing in this Agreement shall be considered a contract between KeyOn, Internet America or any of their respective Subsidiaries and any Continuing Employee or consideration for, or inducement with respect to, any such Continuing Employees’ continued employment with Internet America and, without limitation, all such Continuing Employees are and will continue to be considered employees at will pursuant to the applicable employment at will laws or doctrine, subject to any express written agreement to the contrary with such Continuing Employee. For the avoidance of doubt and without limiting the generality of Section 9.6, nothing in this Section 5.13 is intended to make any Person a third-party beneficiary of the agreements contained in this Section 5.13, and nothing in this Section 5.13 shall constitute an amendment of any Internet America Benefit Plan.

Section 5.14 Control of Other Party’s Business.  Nothing contained in this Agreement shall give Internet America, directly or indirectly, the right to control or direct KeyOn’s operations or give KeyOn, directly or indirectly, the right to control or direct Internet America’s operations prior to the Effective Time. Prior to the Effective Time, each of KeyOn and Internet America shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 5.15 Amendment to Voting Agreement.  Internet America will not enter into an amendment to the Voting Agreement without the prior written consent of KeyOn, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.16 Amendment to Rights Agreement. The Internet America Rights Agreement shall be amended in contemplation of the Merger in a form substantially similar to Amendment No. 1 to the Internet America Rights Agreement entered into on December 10, 2007 to exempt the issuance of the Merger Consideration from triggering the issuance of Internet America Rights thereunder, and a copy of such amendment shall be furnished to KeyOn prior to its effectiveness.

Section 5.17 Indemnification of Guarantors. Upon the effectiveness of Amendment No. 1 to the Sun West Indebtedness, Internet America shall indemnify and hold harmless the current guarantors of the Sun West Indebtedness for any amounts they may incur in payment of the principal and interest owed by KeyOn in their capacity as guarantors of the Sun West Indebtedness.

Section 5.18  Accounts Payable Reduction/Additional Equity.  KeyOn shall no later than the Effective Time effect (i) a reduction of its accounts payable and accrued expenses either through the forgiveness of such accounts payable and accrued expenses or the issuance of shares of KeyOn Common Stock in lieu therefor (collectively, the “Forgiveness”) and (ii) the sale of additional equity through either the issuance of additional Convertible Notes or the sale of shares of KeyOn Common Stock (collectively, the “Additional Equity”) such that the total amount of Forgiveness as reflected on Schedule 5.18 and Additional Equity shall be greater than or equal to one-million nine hundred thousand dollars ($1,900,000), provided that the amount of Additional Equity shall not be less than one-million three hundred and fifty thousand dollars ($1,350,000). KeyOn shall provide to Internet America no later than three business days prior to the Effective Time the calculation of the reduction in accounts payable and accrued expenses reflected on Schedule 5.18 and the agreements evidencing the Forgiveness, and executed copies of the securities sale agreements for the Additional Equity.  All of the shares of KeyOn Common Stock issued as Forgiveness and as Additional Equity shall be included within the KeyOn Common Stock to be converted into the Merger Consideration pursuant to Section 2.1(c).

Section 5.19 Amendment to Sun West Indebtedness. KeyOn and Internet America shall have entered into an amendment to that certain Business Loan Agreement, Commercial Security Agreement and Promissory Note between KeyOn and Sun West Bank dated as of February 4, 2008 (the “Sun West Indebtedness”), to provide, among other matters, for (i) ten year amortization of the principal amount of the debt; (ii) maturity five years from the Effective Time; (iii) payments of principal and interest beginning on the fifteenth day of the month following the Effective Time; (iv) the addition of Internet America as a joint and several obligor of the Sun West Indebtedness without the addition of any Internet America collateral as security therefor or the filing of any UCC filings naming Internet America as the debtor in connection therewith; and (v) a fixed interest rate of 7-1/4% per annum, such amendment to be effective upon the Effective Time and conditioned only upon the consummation of the Merger (“Amendment No. 1 to the Sun West Indebtedness”). All payments of principal and interest due and payable as of the Effective Time under the Sun West Indebtedness, and all fees and costs for renewal of the loan and entering into Amendment No. 1 to the Sun West Indebtedness, shall be paid by KeyOn out of its available cash at Closing and shall be excluded from the calculation of Additional Equity under Section 5.18 above.

ARTICLE 6
CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in writing in whole or in part only by both KeyOn and Internet America (to the extent permitted by Applicable Law):

(a)  Stockholder Approval.  The KeyOn Consent shall have been duly and validly obtained and the Information/Registration Statement shall have been disseminated to all KeyOn Stockholders at least twenty Business Days prior to the Effective Time, unless a shorter period of time is allowed under Applicable Law.

(b)  Other Approvals.  All filings required to be made by the Parties prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained by the Parties prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except for any failures to make such filings or obtain such consents, approvals, permits and authorizations that, individually or in the aggregate, would not reasonably be expected to have or cause a Material Adverse Effect (assuming the Merger has taken place).

(c)  Securities Law Matters.  The Information/Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and any and all necessary approvals under state securities laws relating to the issuance or trading of the Internet America Common Stock to be issued in the Merger shall have been received.

(d)  No Injunctions or Restraints.  No Governmental Authority of competent jurisdiction shall have issued, promulgated, enforced or entered any Order, decree, temporary restraining order, preliminary or permanent injunction, or other legal restraint or prohibition that is continuing and which prevents the consummation of the Merger. There shall not be any pending suit, action or proceeding asserted by any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder.

Section 6.2 Conditions to Obligations of KeyOn.  The obligations of KeyOn to effect the Merger are subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by KeyOn:

(a)  Representations and Warranties.  The representations and warranties of Internet America and AcquisitionSub set forth in Article 3 shall be true, accurate and complete as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except in each case for any failures of such representations and warranties to be so true, accurate and complete that, individually or in the aggregate, do not have or cause and would not reasonably be expected to have or cause an Internet America Material Adverse Effect, and KeyOn shall have received a certificate signed by a Responsible Officer of Internet America to such effect.

(b)  Performance of Covenants and Agreements by Internet America.  Internet America shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and KeyOn shall have received a certificate signed by a Responsible Officer of Internet America to such effect.

(c)  No Material Adverse Change.  From the date of this Agreement through the Closing, there shall not have occurred any event, occurrence or development that has had or caused or would reasonably be expected to have or cause an Internet America Material Adverse Effect.

Section 6.3 Conditions to Obligation of Internet America.  The obligation of Internet America to effect the Merger is subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by Internet America:

(a)  Representations and Warranties. The representations and warranties of KeyOn and AcquisitionSub set forth in Article 4 shall be true, accurate and complete as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except in each case for any failures of such representations and warranties to be so true, accurate and complete that, individually or in the aggregate, do not have or cause and would not reasonably be expected to have or cause a KeyOn Material Adverse Effect, and Internet America shall have received a certificate signed by a Responsible Officer of KeyOn to such effect.

(b)  Performance of Covenants and Agreements by KeyOn.  KeyOn shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Internet America shall have received a certificate signed by a Responsible Officer of KeyOn to such effect.

(c)  No Material Adverse Change.  From the date of this Agreement through the Closing, there shall not have occurred any event, occurrence or development that has had or caused or would reasonably be expected to have or cause a KeyOn Material Adverse Effect.

(d)  Sun West Indebtedness. There shall not have occurred any default in the Sun West Indebtedness Except as contemplated by Amendment No. 1 to the Sun West Indebtedness, there shall have been no amendment to the Sun West Indebtedness. Amendment No. 1 to the Sun West Indebtedness containing the terms stated in Section 5.19 shall be in full force and effect upon consummation of the Merger.

ARTICLE 7
TERMINATION

Section 7.1 Termination Rights.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after obtaining the KeyOn Consent (except as provided below), by action taken by the board of directors of the terminating Party or Parties upon the occurrence of any of the following:

(a)  By mutual written consent duly authorized by the KeyOn Board and the Internet America Board.

(b)  By either Internet America or KeyOn if:

(i)  the Merger has not been consummated by February 28, 2009 (the “Termination Date”) (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform or satisfy any covenant or agreement under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date); or

(ii)  any Governmental Authority shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making consummation of the Merger illegal, and such Order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the principal cause of or resulted in such Order, decree, ruling or other action).

(c)  By KeyOn if:

(i)  there has been a material breach of the representations and warranties made by Internet America in Article 3 of this Agreement, which breach (A) would cause a failure of the condition described in Section 6.2(a) and (B) is incapable of being cured by Internet America within 60 days following receipt of written notice from KeyOn of such breach (but not later than the Termination Date);

(ii)  Internet America has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, which failure to comply (A) would cause a failure of the condition described in Section 6.2(b) and (B) is incapable of being cured by Internet America within 60 days following written notice from KeyOn of such failure (but not later than the Termination Date);

(iii)  Internet America shall have service and installation revenues from wireless subscribers in an amount less than $310,000 as of the end of any calendar month beginning in November 2008 and continuing through the Effective Time;

(iv)  Internet America shall have cash overdrafts, payables and accrued expenses aggregating greater than $2,200,000 as of the end of any calendar month beginning in November 2008 and continuing through the Effective Time;

(v)  prior to obtaining the KeyOn Consent, KeyOn elects to enter into a KeyOn Acquisition Agreement as permitted by (and not in violation of) Section 5.4; provided, however, that KeyOn may not terminate this Agreement pursuant to this Section 7.1(c)(v) unless KeyOn shall have complied with the provisions of Section 5.4(e)(ii) and shall not have otherwise breached any other term of Section 5.4 in any material respect. No termination pursuant to this Section 7.1(c)(v) shall be effective unless KeyOn simultaneously pays in full the payment required by Section 7.3(a) and provides Internet America with a written acknowledgment from each other party to the KeyOn Acquisition Agreement that such party is aware of the amounts due to Internet America under Section 7.3 and that such party irrevocably waives any right it may have to litigate, sue or bring any Claim to contest such amounts; or

(vi)  (A) Internet America shall have breached in any material respect any of its obligations under Section 5.5, (B) the Internet America Board shall have made an Internet America Adverse Recommendation Change or an Internet America Acquisition Proposal Recommendation, (C) any Internet America Company shall have entered into an Internet America Acquisition Agreement or (D) Internet America or the Internet America Board publicly shall have announced its intention to do any of the foregoing.

(d)  By Internet America if:

(i)  there has been a material breach of the representations and warranties made by KeyOn in Article 4 of this Agreement, which breach (A) would cause a failure of the condition described in Section 6.3(a), and (B) is incapable of being cured by KeyOn within 60 days following receipt of written notice from Internet America of such breach (but not later than the Termination Date);

(ii)  KeyOn has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement (other than a covenant described in Section 5.18), which failure to comply (A) would cause a failure of the condition described in Section 6.3(b) and (B) is incapable of being cured by KeyOn within 60 days following receipt of written notice from Internet America of such failure (but not later than the Termination Date);

(iii)  The KeyOn Consent shall not have been obtained by the date that is four weeks after the date of this Agreement;

(iv)  The Sun West Indebtedness shall have been amended (other than as contemplated by Amendment No. 1 to the Sun West Indebtedness), there shall have occurred a default thereunder that shall not have been cured or waived, or Amendment No. 1 to the Sun West Indebtedness containing the terms stated in Section 5.19 shall have been amended, revoked or for any other reason will not be effective on the Closing Date;

(v)  The agreements necessary to effect the covenants contained in Section 5.18 shall not have been entered into and furnished to Internet America by the date that is four weeks after the date of this Agreement;

(vi)  KeyOn shall have service and installation revenues from wireless subscribers in an amount less than $565,000 as of the end of any calendar month beginning in November 2008 and continuing through the Effective Time;

(vii)  KeyOn shall have cash overdrafts, payables and accrued expenses aggregating greater than $2,200,000 as of the end of any calendar month beginning in November 2008 and continuing through the Effective Time;

(viii)  Internet America elects to enter into an Internet America Acquisition Agreement as permitted by (and not in violation of) Section 5.5; provided, however, that Internet America may not terminate this Agreement pursuant to this Section 7.1(d)(viii) unless Internet America shall have complied with the provisions of Section 5.5(e)(ii) and shall not have otherwise breached any other term of Section 5.5 in any material respect. No termination pursuant to this Section 7.1(d)(viii) shall be effective unless Internet America simultaneously pays in full the payment required by Section 7.3(b) and provides KeyOn with a written acknowledgment from each other party to the Internet America Acquisition Agreement that such party is aware of the amounts due KeyOn under Section 7.3 and that such party irrevocably waives any right it may have to litigate, sue or bring any Claim to contest such amounts; and

(ix)   (A) KeyOn shall have breached in any material respect any of its obligations under Section 5.4, (B) the KeyOn Board shall have made a KeyOn Adverse Recommendation Change or a KeyOn Acquisition Proposal Recommendation, (C) any KeyOn Company shall have entered into a KeyOn Acquisition Agreement, or (D) KeyOn or the KeyOn Board shall have publicly announced its intention to do any of the foregoing.

KeyOn shall provide to Internet America the information necessary to determine compliance by KeyOn with Section 7.1(d)(vi) and (vii) no later than fifteen (15) days after the end of each calendar month beginning in November 2008 and continuing through the Effective Time.

Section 7.2  Effect of Termination.  If this Agreement is terminated by either Internet America or KeyOn pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void, and there shall be no further obligation on the part of any Party or its Affiliates, directors, officers or stockholders except pursuant to the provisions of Section 5.3(d), Section 5.9, Section 5.11, this Section 7.2, Section 7.3, Article 8 and the Nondisclosure Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a willful or intentional breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

Section 7.3 Fees and Expenses. Notwithstanding the provisions of Section 5.11:

(a)  KeyOn will, immediately upon termination of this Agreement pursuant to Section 7.1(c)(v) or 7.1(d)(i), (ii), (iii) or (ix), pay, or cause to be paid, to Internet America by wire transfer of immediately available funds to an account designated by Internet America the Termination Fee as defined in Section 7.3(c). Immediately upon termination of this Agreement pursuant to Section 7.1(d)(iv), KeyOn will pay, or cause to be paid, to Internet America by wire transfer of immediately available funds to an account designated by Internet America the fees and expenses incurred for out-of-pocket costs described in Section 7.3(c)(ii) only.

(b)  Internet America will, immediately upon termination of this Agreement pursuant to Sections 7.1(c)(i), (ii) or (vi), or 7.1(d)(viii), pay, or cause to be paid, to KeyOn by wire transfer of immediately available funds to an account designated by KeyOn the Termination Fee.

(c)  “Termination Fee” shall mean a fee equal to the sum of (i) $200,000 and (ii) an amount equal to the fees and expenses incurred by the Party to whom the Termination Fee is owed for all out-of-pocket costs incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby, including but not limited to all attorneys’, accountants’, financial advisers’ and consultants’ fees and expenses and all costs incurred in connection with the filing with the SEC and printing of the Information/Registration Statement, including financial statements and exhibits and any amendments and supplements thereto.

(d)  The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither KeyOn nor Internet America would have entered into this Agreement. Accordingly, if a Party fails to pay promptly any amounts due by it pursuant to this Section 7.3, such Party shall pay to the Party to whom the Termination Fee is owed its costs and expenses (including attorneys’ fees and expenses) in connection with collecting these amounts, together with interest on the amounts so owed, at the rate of interest per annum specified as the Prime Rate in the Wall Street Journal as of the date of termination plus 2.0%, from the date of termination of this Agreement until the date all such amounts are paid.

ARTICLE 8
DEFINITIONS AND USAGE

Section 8.1 Defined Terms in Agreement. For the purposes of this Agreement, capitalized terms used but not defined in this Agreement shall have the meanings set forth below:

“Acquisition Proposal” means for any Person any Contract, proposal, offer or other inquiry or indication of interest (regardless of whether in writing and regardless of whether delivered to the stockholders) relating to any of the following (other than the transactions contemplated by this Agreement or the Mergers): (a) any merger, reorganization, share exchange, take-over bid, tender offer, recapitalization, consolidation, liquidation, dissolution or other business combination, purchase or similar transaction or series of transactions, directly or indirectly, involving 20% or more of the assets, net revenues or net income of such Person and its Subsidiaries taken as a whole; (b) the sale, lease, exchange, transfer or other disposition, directly or indirectly, of any business or assets that generate 20% or more of the consolidated net revenues or net income, or of assets representing 20% or more of the book value of the consolidated assets, of such Person and its Subsidiaries, taken as a whole, or any license, lease, exchange, mortgage, pledge or other agreement or arrangement having a similar economic effect, in each case in a single transaction or a series of related transactions or (c) any direct or indirect acquisition of beneficial ownership (as defined in Section 13(d) of the Exchange Act) or any direct or indirect acquisition of the right to acquire beneficial ownership (as defined in Section 13(d) of the Exchange Act) by any Person or any “group” (as defined in the Exchange Act) of 20% or more of the shares of any class of the issued and outstanding Equity Interests of such Person, whether in a single transaction or a series of related transactions.

“Actions” means any actions, suits, arbitrations, inquiries, proceedings or investigations by or before any Governmental Authority.

“Active Subscribers” are customers who are active and current within 60 days of their payments and include complementary accounts and service trade-out customers.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means with respect to any Person, any international, federal, state, local or foreign statute, code, ordinance, rule, regulation, consent, approval, judgment, Order, writ, decree, injunction or other authorization, treaty, convention, or governmental requirement of any Governmental Authority that is binding upon, or applicable to, such Person.

“Benefit Plan” means any qualified or non-qualified employee benefit plan, program, policy, practice, agreement, Contract or other arrangement, regardless of whether written, regardless of whether U.S.-based, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (including post-retirement medical and life insurance), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (regardless of whether such plan is subject to ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (within the meaning of Section 413(c) of the Code), any employment or severance agreement or other arrangement, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock, stock purchase, stock option, severance, change of control, fringe benefit or other plan, program, policy, practice, agreement, Contract, or other arrangement, regardless of whether subject to ERISA and regardless of whether funded.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks in the State of New York are authorized or required by federal law to be closed in New York, New York.

“Continuing Employee” means any employee who was employed by KeyOn or any of its Subsidiaries as of the day immediately prior to the Effective Time and who is employed by Internet America or any of its Subsidiaries on and after the Effective Time.

“Contract” means any agreement, arrangement, commitment or instrument, written or oral, including, without limitation, any loan or credit agreement or other agreement evidencing Indebtedness, promissory note, bond, mortgage, indenture, guarantee, permit, lease, sublease, license, agreement to render services, or other agreement, arrangement, commitment or instrument evidencing rights or obligations of any kind or nature, including all amendments, modifications, supplements and options relating thereto.

“Convertible Notes” means those certain convertible secured promissory notes issued by KeyOn on August 27, 2008 in the aggregate principal amount of up to $1,000,000 and described in the Form 8-K Report of KeyOn filed with the SEC on September 3, 2008.

“Environmental, Health and Safety Laws” means any present or future Applicable Laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, or septic systems, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials, (c) occupational health and safety, or (d) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas.

“Equity Interests” means (a) with respect to a corporation, any and all shares, interests, participation, phantom stock plans or arrangements or other equivalents (however designated) of corporate stock, including all common stock, preferred stock and other equity and voting interests, and warrants, options, calls, subscriptions or other convertible securities or other rights to acquire any of the foregoing, and (b) with respect to a partnership, limited liability company or similar Person, any and all units, membership or other interests, including rights to purchase, warrants, options, calls, subscriptions or other equivalents of, or other interests convertible into, any beneficial or legal ownership interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated pursuant thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“Governmental Authority” shall mean (a) the United States of America, (b) any state, county, municipality, or other governmental subdivision within the U.S., and (c) any court or any governmental department, commission, board, bureau, agency, or other instrumentality of the U.S. or of any state, county, municipality, water rights, taxing, or zoning authority, or other governmental subdivision within the U.S.

“Hazardous Material” means any chemical, pollutant, contaminant, material, waste or substance regulated by any Governmental Authority under Environmental, Health and Safety Law, including, but not limited to, any hazardous waste, hazardous substance, toxic substance, radioactive material (including any naturally occurring radioactive material), asbestos-containing materials in any form or condition, polychlorinated biphenyls in any form or condition, or petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.

“Indebtedness” of any Person means and includes any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by a Lien, other than a Permitted Lien, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency or other hedging agreement or derivatives transaction, (i) guarantees or other contingent liabilities with respect to any amounts of a type described in clauses (a) through (h) above, and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practices and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.

“Information/Registration Statement” means the combined filing of the Information Statement prepared in accordance with Schedule 14C of the Exchange Act in definitive form informing the KeyOn Shareholders of the action taken by the KeyOn Consent, and the Registration Statement on Form S-4 under the Securities Act registering the sale of the shares of Internet America Common Stock issuable in the Merger.

“Intellectual Property” means all U.S. and foreign (a) patents and patent applications and all reissues, renewals, divisions, extensions, provisionals, continuations and continuations in part thereof, (b) inventions (regardless of whether patentable), invention disclosures, trade secrets, proprietary information, industrial designs and registrations and applications, mask works and applications and registrations therefor, (c) copyrights and copyright applications and corresponding rights, (d) trade dress, trade names, logos, URLs, common law trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications, (e) domain name rights and registrations, (f) databases, customer lists, data collections and rights therein, and (g) confidentiality rights or other intellectual property rights of any nature, in each case throughout the world.

“Internet America Board” means the board of directors of Internet America.

“Internet America Common Stock” shall mean all outstanding shares of common stock, $.01 par value per share, of Internet America.

“Internet America Companies” means Internet America and each of the Internet America Subsidiaries.

“Internet America Stock Plan” means the Internet America 2007 Stock Option Plan.

“Internet America Subsidiary” means (a) any corporation of which Internet America owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, regardless of whether such constitutes a legal entity, in which Internet America directly or indirectly owns more than 50% of the total Equity Interests, and which has active operations.

 “KeyOn Board” means the board of directors of KeyOn.

“KeyOn Common Stock” shall mean all outstanding shares of common stock, $.001 par value per share, of KeyOn.

“KeyOn Companies” means KeyOn and each of the KeyOn Subsidiaries.

“KeyOn Consent” means the written consent of the holders of a majority of the outstanding voting stock of KeyOn, pursuant to which the proposal to adopt this Agreement and the Merger is approved.

“KeyOn Stockholders” shall mean the owners of all the outstanding shares of KeyOn Common Stock.

“KeyOn Stock Plan” means the KeyOn 2007 Stock and Awards Plan.

“KeyOn Subsidiaries” (a) any corporation of which KeyOn owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, regardless of whether such constitutes a legal entity, in which KeyOn directly or indirectly owns more than 50% of the total Equity Interests.

“Knowledge” when used in relation to any Person shall mean the actual (but not constructive) knowledge of such Person or such Person’s officers after reasonable inquiry.

“Lien” means any lien, mortgage, security interest, indenture, deed of trust, pledge, deposit, restriction, burden, lien, license, lease, sublease, right of first refusal, right of first offer, charge, privilege, easement, right of way, reservation, option, preferential purchase right, right of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, except to the extent any such effect results from: (a) changes in the industry in which such Person or its Subsidiaries operate or in the economy or the financial, securities or credit markets in the U.S. or elsewhere in the world, including any regulatory or political conditions or developments, or any outbreak or escalation of hostilities or declared or undeclared acts of war, terrorism, insurrection or natural disasters, that do not disproportionately affect the business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, relative to other industry participants, in any material respect (b) the execution or public disclosure of this Agreement or the consummation or the pendency of the transactions contemplated hereby, (c) fluctuations in the price or trading volume of shares of any trading stock of such Person (provided, however, that the exception in this clause (c) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation has resulted in, or contributed to, a Material Adverse Effect), (d) changes in Applicable Law or in GAAP (or the interpretation thereof) after the date hereof that do not disproportionately affect the business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, relative to other industry participants, in any material respect, (e) any legal proceedings made or brought by any of the current or former stockholders of such Person (or on their behalf or on behalf of such Persons) arising out of or related to this Agreement or any of the transactions contemplated hereby, or (f) any failure by such Person to meet any published analyst estimates or expectations regarding such Person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts regarding its revenues, earnings or other financial performance or results of operations (provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect with respect to such Person).

“Nondisclosure Agreement” means the Nondisclosure Agreement, dated as of October 10, 2007, between KeyOn and Internet America.

“Order” means any order, writ, fine, injunction, decree, judgment, award or enforceable determination of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (c) operators’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, or construction Liens (during repair or upgrade periods) or other like Liens arising by operation of Applicable Law in the ordinary course of business or statutory landlord’s Liens, each of which is in respect of obligations that have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith, or (d) any other Lien, encumbrance or other imperfection of title that does not materially affect the value or use of the property subject thereto or has been incurred in the ordinary course of business.

“Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization.

“Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative.

“Responsible Officers” means (a) for KeyOn, each of the Chief Executive Officer and Executive Vice President of KeyOn, and (b) for Internet America, each of the Chief Executive Officer and Chief Financial Officer of Internet America.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means for any Person at any time (a) any corporation of which such Person owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, regardless of whether such constitutes a legal entity, in which such Person directly or indirectly owns more than 50% of the total Equity Interests.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all percentages used in the definition of Acquisition Proposal increased to 50% for purposes of this definition) made by a Third Party after the date of this Agreement through the Effective Time (or such earlier date that this Agreement is terminated in accordance with the terms set forth herein), if the Internet America Board or the KeyOn Board, as the case may be, determines in good faith and after consultation with a financial advisor, and taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, that such Acquisition Proposal (a) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the common stock of Internet America or KeyOn, as the case may be, than the transactions contemplated by this Agreement (taking into account any amounts payable pursuant to Section 7.3 and any Internet America Revised Offer made under Section 5.4(e) or any KeyOn Revised Offer made under Section 5.5(e), as the case may be), (b) contains conditions which are all reasonably capable of being satisfied in a timely manner, and (c) is not subject to any financing contingency or, to the extent financing for such proposal is required, that such financing is then committed in writing by financially sound financial institutions of national reputation.

“Tax” or “Taxes” (including with correlative meaning, “Taxable”) means (a) any federal, foreign, state or local tax, including any income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs, premium, real property, personal property, intangibles, capital stock, transfer, profits, windfall profits, environmental, severance, fuel, utility, payroll, social security, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, add-on minimum, or other tax, assessment, duty, fee, levy or other governmental charge of any kind whatsoever imposed by a Governmental Authority (a “Tax Authority”), together with and including, without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof, (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other corporation or entity at any time prior to and through the Closing Date, and (c) any liability for the payment of any amount of the type described in the preceding clauses (a) or (b) as a result of a contractual obligation to any other Person or of transferee, successor or secondary liability.

“Tax Return” means any report, return, document, declaration or other information (including any attached schedules and any amendments to such report, return, document, declaration or other information) required to be supplied to or filed with any Tax Authority with respect to any Tax, including an information return and any document with respect to or accompanying payments, deposits or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party” means a Person other than any of the Internet America Companies or any of the KeyOn Companies.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.

Section 8.2  References and Titles.

(a)  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or subdivision unless expressly so limited. The words “this Article” and “this Section,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.

(b)  The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(c)  The Parties have participated jointly in negotiating and drafting this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision(s) of this Agreement.

(d)  A reference in this Agreement to any statute shall be to such statute as amended from time to time, and the rules and regulations promulgated thereunder.

ARTICLE 9
MISCELLANEOUS

Section 9.1  Nonsurvival of Representations and Warranties.  Except as otherwise provided in this Agreement and except for the agreements contained in Section 1.6, Section 1.7, Article II, Section 5.7, Section 5.11, Section 5.12, Section 9.10 and Section 9.13, none of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

Section 9.2  Amendment.  This Agreement may be amended by the Parties at any time before or after obtaining the KeyOn Consent; provided, however, that, after any such consent is obtained, no amendment shall be made that by Applicable Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.

This Agreement may be amended by the Parties at any time only by a written instrument signed by an authorized representative of each of the Parties.

Section 9.3  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and, unless delivery instructions are otherwise expressly set forth above herein, either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the third Business Day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

T KeyOn:	KeyOn Communications Internet America, Inc. 11742 Stonegate Circle Omaha, Nebraska 68164 Attention: Chief Executive Officer Facsimile: (402) 979-3579

with a copy (which shall not constitute notice) to:	Solomon Blum Heymann & Stich LLP 40 Wall Street- 35th Floor New York, New York 10005 Attention: Michael J. Semack, Esq. Facsimile: (212) 267-2030

To Internet America or AcquisitionSub:	Internet America, Inc. 10930 West Sam Houston Pkwy., N., Suite 200 Houston, Texas 77064 Attention: Chief Executive Officer Facsimile: (713) 589-3000

with a copy (which shall not constitute notice) to:	Boyer & Ketchand Nine Greenway Plaza, Suite 3100 Houston, Texas 77046 Attention: Rita J. Leader Facsimile: (713) 871-2024

Section 9.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.5  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed modified to the minimum extent necessary to make such term or provision valid and enforceable, provided that if such term or provision is incapable of being so modified, then such term or provision shall be deemed ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.6  Entire Agreement; No Third Party Beneficiaries.  This Agreement (together with the Nondisclosure Agreement and the documents and instruments delivered by the Parties in connection with this Agreement) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Party for whose benefit such representation and warranty was made in accordance with Section 9.11 without notice of liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7  Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS (INCLUDING THE LAWS OF TEXAS WITH RESPECT TO STATUTES OF LIMITATION AND STATUTES OF REPOSE) WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD CAUSE THE LAWS OF ANY OTHER JURISDICTION TO APPLY.

Section 9.8  Jurisdiction.  The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in any federal court located in the State of Texas or any Texas state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.3 shall be deemed effective service of process on such Party.

Section 9.9  No Remedy in Certain Circumstances.  Each Party agrees that should any Governmental Authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take any action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article 7. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an Order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such Order or judgment.

Section 9.10  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Applicable Law or otherwise) without the prior written consent of the other Parties, and any such attempted assignment without such consent shall be immediately null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.11  Waivers.  At any time prior to the Effective Time, to the extent legally allowed: (a) any Party may extend the time for the performance of any of the obligations or other acts of the other Parties, (b) any Party for whose benefit a representation or warranty was made may waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) any Party may waive performance of any of the covenants or agreements of the other Parties, or satisfaction of any of the conditions to its obligations to effect the Merger, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

Section 9.12  Nondisclosure Agreement.  The Nondisclosure Agreement shall remain in full force and effect following the execution of this Agreement is hereby incorporated herein by reference, and shall constitute a part of this Agreement for all purposes. Any and all information received by KeyOn and Internet America pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Nondisclosure Agreement.

Section 9.13  Incorporation.  Exhibits and Schedules referred to herein are attached to and by this reference are incorporated herein for all purposes.

 IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

KEYON COMMUNICATIONS HOLDINGS, INC., a Delaware corporation

By: /s/ Jonathan Snyder
Jonathan Snyder, Chief Executive Officer

INTERNET AMERICA, INC. a Texas corporation

By: /s/ William E. Ladin, Jr.
William E. Ladin, Jr., Chief Executive Officer

IA ACQUISITION, INC., a Delaware corporation

By: /s/ William E. Ladin, Jr.
William E. Ladin, Jr., President

EXHIBIT A

WRITTEN CONSENT AND VOTING AGREEMENT

This WRITTEN CONSENT AND VOTING AGREEMENT (this “Agreement”) is entered into as of November 14, 2008, by and among Internet America, Inc., a Texas corporation (“Internet America”), IA Acquisition, Inc., a Delaware corporation wholly owned by Internet America (“AcquisitionSub”) and; the Persons whose names are set forth on the signature pages hereto under the caption “Stockholders” (each individually a “Stockholder” and, collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, each Stockholder owns the number of shares of Common Stock, par value $.001 per share (the “KeyOn Stock”), of KeyOn Communications Holdings, Inc., a Delaware corporation (“KeyOn”), set forth beneath such Stockholder’s name on the signature page hereto(“Owned Shares”);

WHEREAS, concurrently herewith, Internet America, AcquisitionSub and KeyOn are entering into an Agreement and Plan of Merger, dated as of this date (the “Merger Agreement”), pursuant to which AcquisitionSub will merge with and into KeyOn and KeyOn will survive as a wholly-owned subsidiary of Internet America (the “Merger”), and each share of KeyOn Stock will be converted into the right to receive the Merger Consideration, in accordance with the terms of, and subject to the conditions set forth in, the Merger Agreement; and

WHEREAS, as a condition to the willingness of Internet America and Acquisition-Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, Internet America and AcquisitionSub have required that the Stockholders agree, and the Stockholders have agreed, to the agreements and restrictions contained herein regarding their Owned Shares and any other shares of KeyOn Stock, including but not limited to those shares of KeyOn Stock issued in conversion of KeyOn Convertible Notes, acquired by a Stockholder (“New Shares”), at any time during the period from and including the date of this Agreement through and including the earliest to occur of (i) the effectiveness of the Merger, and (ii) the termination of the Merger Agreement in accordance with its terms (the “Voting Period”);

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, capitalized terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

WRITTEN CONSENT; VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Written Consent and Agreement to Vote.

(a) Each Stockholder hereby agrees that, concurrently with the execution and delivery of this Agreement, such Stockholder will consent to the adoption of the Merger Agreement and the Merger in accordance with Section 251(c) of the General Corporation Law of the State of Delaware by signing and delivering to KeyOn a written consent in the form of Exhibit A hereto (a “Written Consent”).

(b) Subject to Section 3.2 hereof, each Stockholder hereby agrees that, during the Voting Period, such Stockholder shall vote or execute consents, as applicable, with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date) against each of the matters set forth in clauses (i), (ii), (iii) and (iv) below at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of KeyOn Stock at or in connection with which any of the holders vote or execute consents with respect to any of the following matters:

(i) any merger agreement or merger (other than the Merger Agreement, the Merger or any business combination or transaction with Internet America or any of its affiliates), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by KeyOn or any other business combination involving KeyOn;

(ii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of KeyOn contained in the Merger Agreement or of such Stockholder contained in this Agreement;

(iii) any action, proposal, transaction or agreement involving KeyOn or any of its Subsidiaries that would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement, in contravention of the terms and conditions set forth in the Merger Agreement; and

(iv) any Acquisition Proposal made prior to the termination of the Merger Agreement, other than the Merger.

(c) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent.

SECTION 2.2 Grant of Irrevocable Proxy. Each Stockholder hereby irrevocably appoints William E. Ladin, Jr. and Jennifer S. LeBlanc, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, with effect immediately following the execution of the Written Consent as provided in Section 2.1, to vote or execute consents during the Voting Period, with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1 and subject to the exceptions set forth therein. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of his Owned Shares or New Shares that is inconsistent with Sections 2.1 and 2.2.

SECTION 2.3 Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by each Stockholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with regard to his Owned Shares or any New Shares, and such Stockholder acknowledges that the proxy constitutes an inducement for Internet America and AcquisitionSub to enter into the Merger Agreement. The power of attorney granted by each Stockholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate only upon the expiration of the Voting Period.

ARTICLE III

COVENANTS

SECTION 3.1 Voting Period Restrictions. Each Stockholder agrees that such Stockholder shall not, during the Voting Period, sell, transfer, assign or otherwise dispose of (“Transfer”) any or all of his Owned Shares or New Shares, or any interest therein, or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than (a) pursuant to the Merger in accordance with the terms of the Merger Agreement, or (b) with the prior written consent of Internet America; provided that the foregoing shall not prevent the Transfer of Owned Shares or New Shares upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the laws of intestate succession, but only if, and any such Transfer shall be void unless, the transferee executes and delivers to Internet America an agreement to be bound by the terms of this Agreement to the same extent as such Stockholder.

SECTION 3.2 General Covenants. Each Stockholder agrees that such Stockholder shall not:

(a) enter into any agreement, commitment, letter of intent, agreement in principle, or understanding with any Person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, his covenants and obligations under this Agreement; or

(b) take any action that could restrict or otherwise affect his legal power, authority and right to comply with and perform his covenants and obligations under this Agreement.

SECTION 3.3 Stockholders’ Capacity. Internet America and AcquisitionSub acknowledge that no Stockholder is making any agreement or understanding herein in his capacity as a director or officer of KeyOn and that each Stockholder is executing this agreement solely in his capacity as the owner of KeyOn Stock and nothing herein shall limit or affect any actions taken by such Stockholder in his capacity as a director or officer of KeyOn.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to Internet America and AcquisitionSub as follows:

SECTION 4.1 Authorization. Such Stockholder has all legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming it has been duly and validly authorized, executed and delivered by Internet America and AcquisitionSub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.

SECTION 4.2 Ownership of Shares. As of the date hereof, the Owned Shares of such Stockholder are listed beneath such Stockholders’ name on the signature page hereto. Except as described in the Schedule 13D, as amended to the date hereof, of such Stockholder with respect to KeyOn Stock or Forms 3, 4, or 5 filed by such Stockholder with the SEC on or prior to the date hereof, such Stockholder is the sole beneficial owner, free and clear of all Liens and all voting agreements and commitments of every kind, of all of the Owned Shares and has the sole power to vote (or cause to be voted or consents to be executed) and to dispose of (or cause to be disposed of) such Owned Shares without restriction, and no proxies through and including the date hereof given in respect of any or all of such Owned Shares are irrevocable and any such proxies have been revoked.

SECTION 4.3 No Conflicts. Except for a filing of an amendment to a Schedule 13D and a filing of a Form 4 as required by the Exchange Act, (i) no filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder or the performance by him of his obligations hereunder and (ii) none of the execution and delivery of this Agreement by such Stockholder, or the performance by him of his obligations hereunder shall (A) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Owned Shares pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of his Owned Shares are bound, or (B) violate any applicable law, rule, regulation, order, judgment, or decree applicable to such Stockholder, except for any of the foregoing as would not impair his ability to perform his obligations under this Agreement.

SECTION 4.4 Transaction Fee. Such Stockholder has not employed any investment banker, broker or finder in connection with the transactions contemplated by the Merger Agreement who might be entitled to any fee or any commission from KeyOn in connection with or upon consummation of the Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
INTERNET AMERICA AND ACQUISITIONSUB

Each of Internet America and AcquisitionSub hereby represent and warrant to the Stockholders as follows:

SECTION 5.1 Authorization. Such party has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such party and, assuming it has been duly and validly executed and delivered by the Stockholders, constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms of this Agreement.

SECTION 5.2 No Conflicts. The execution and delivery of this Agreement by such party does not and the performance of this Agreement by such party will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which it is a party or by which it or any of its properties is bound; (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on such party or any of its properties; or (iii) constitute a violation by such party of any law, regulation, rule or ordinance applicable to such party, in each case, except for any violation, conflict or consent as would not impair the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.

ARTICLE VI

TERMINATION

This Agreement and all obligations of the parties hereunder shall automatically terminate and the Written Consent of each of the Stockholders shall be automatically revoked upon the earliest to occur of (i) the Effective Time, (ii) the effectiveness of any amendment, modification or supplement to, or waiver under, the Merger Agreement which amendment, modification, supplement or waiver would reduce the amount of Merger Consideration payable in the Merger, unless consented to in writing by each Stockholder, and (iii) the termination of the Merger Agreement in accordance with its terms (unless the Merger Agreement is terminated as a result of breach of this Agreement). Upon the termination of this Agreement, neither Internet America, AcquisitionSub nor the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, that Sections 7.1, and 7.3 through 7.11 shall survive such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 Publication. Each Stockholder hereby permits Internet America, AcquisitionSub and/or KeyOn to publish and disclose in press releases, Schedule 13D filings, and in the joint Registration/Information Statement (including all documents and schedules filed with the SEC) and any other disclosures or filings required by applicable law his identity and ownership of shares of KeyOn Stock, the nature of his commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

SECTION 7.2 Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement that such Stockholder may have under applicable law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to his Owned Shares or any New Shares.

SECTION 7.3 Amendments, Waivers, etc. This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking the action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 7.4 Enforcement of Agreement; Specific Performance. The Stockholders agree and acknowledge that Internet America and AcquisitionSub would suffer irreparable damage in the event that any of the obligations of the Stockholders in this Agreement were not performed in accordance with its specific terms or if the Agreement was otherwise breached by the Stockholders. It is accordingly agreed by the Stockholders that Internet America shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Internet America may be entitled at law or in equity.

SECTION 7.5 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) If to the Internet America or AcquisitionSub, addressed to it at:

Internet America, Inc.
10930 W. Sam Houston Parkway N., Suite 200
Houston, Texas 77064
Facsimile: (713) 589-3000
Telephone: (713) 589-3000
Attn: Chief Executive Officer

with a copy to:

Boyer & Ketchand
9 Greenway Plaza, Suite 3100
Houston, Texas 77046
Facsimile: (713) 871-2024
Telephone: (713) 871-2025
Attn: Rita J. Leader

(b) If to the Stockholders, addressed to them at:

KeyOn Communications Holdings, Inc.
11742 Stonegate Circle
Omaha, Nebraska 68164
Facsimile: (402) 998-4111
Attention: General Counsel

with a copy to:

Solomon Blum Heymann & Stich, LLP
40 Wall Street- 35th Floor
New York, New York 10005
Facsimile: (212) 267-2030
Attn: Michael J. Semack, Esq.

or to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

SECTION 7.6 Headings; Titles. Headings and titles of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 7.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of this invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 7.8 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

SECTION 7.9 Assignment; Binding Effect; No Third Party Beneficiaries; Further Action. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties. This Agreement shall be binding upon and shall inure to the benefit of Internet America and AcquisitionSub and their respective successors and assigns and shall be binding upon the Stockholders and their respective successors, assigns, heirs, executors and administrators. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than, in the case of Internet America and Acquisition Sub, their respective successors and assigns and, in the case of the Stockholders, the Stockholders’ successors, assigns, heirs, executors and administrators) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 7.10 Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.

SECTION 7.11 Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws. The Stockholders hereby irrevocably and unconditionally consent to submit to the jurisdiction of the federal courts located in the State of Delaware or any Delaware state courts (and, if appropriate, appellate courts therefrom) in connection with any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any suit, action or proceeding relating thereto except in those courts), waive any defense or objection they may have or hereafter have relating to the laying of venue of any suit, action or proceeding in any such courts and agree not to plead or claim that any suit, action or proceeding brought therein has been brought in an inconvenient forum.

SECTION 7.12 Counterparts; Facsimiles. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all of the parties. This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have caused this Written Consent and Voting Agreement to be duly executed as of the day and year first above written.

INTERNET AMERICA, INC.	IA ACQUISITION, INC.

By: /s/ William E. Ladin, Jr.	By: William E. Ladin, Jr.
William E. Ladin, Jr., Chief Executive Officer	William E. Ladin, Jr., President

STOCKHOLDERS

By: /s/ Jerome Snyder	By: /s/ Jonathan Snyder
Jerome Snyder	Jonathan Snyder

By: /s/ A. Robert Handell	By: /s/ Jason Lazar
A. Robert Handell	Jason Lazar

EXHIBIT A

WRITTEN CONSENT OF STOCKHOLDERS OF

KEYON COMMUNICATIONS HOLDINGS, INC.

The undersigned, being stockholder(s) of KeyOn Communications, Inc., a Delaware corporation (the “KeyOn”), acting pursuant to the provisions of Section 228 of the Delaware General Corporation Law and KeyOn’s bylaws, hereby adopts the following recitals and resolution by written consent in lieu of a meeting:

WHEREAS, there has been presented to the undersigned stockholder(s) of KeyOn an Agreement and Plan of Merger (the “Merger Agreement”) by and among KeyOn, Internet America, Inc., a Texas corporation (“Internet America”), and IA Acquisition, Inc., a Delaware corporation wholly-owned by Internet America (“AcquisitionSub”), which Merger Agreement provides for the merger of Acquisition Sub with and into KeyOn, with KeyOn as the surviving corporation after such merger (the “Merger”);

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, the stockholders of KeyOn (the “Stockholders”) will be entitled to receive the Merger Consideration (as defined in the Merger Agreement) for each share of common stock of KeyOn held by them at the effective time of the Merger;

WHEREAS, the board of directors of KeyOn has approved and adopted the Merger Agreement and the Merger, and has resolved to recommend that the stockholders of KeyOn approve and adopt the Merger Agreement and the Merger; and

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of KeyOn is required pursuant to Section 251 of the Delaware General Corporation Law before KeyOn may effect the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned Stockholder(s), in their capacity as stockholders of KeyOn, hereby adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger; and

FURTHER RESOLVED, that the Merger Agreement and the Merger be, and hereby are, consented to, approved and adopted in all respects without a meeting, without prior notice and without a vote; and

FURTHER RESOLVED, that this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be filed with the minutes of the proceedings of the stockholders of KeyOn.

This written consent is coupled with an interest and is irrevocable, except to the extent provided in Article 6 of the Written Consent and Voting Agreement entered into on November 14, 2008 among Internet America, AcquisitionSub and the Stockholders.

IN WITNESS WHEREOF, each of the undersigned has executed this written consent effective as of the last date set forth below.

DATED: November 14, 2008

STOCKHOLDERS

By: /s/ Jerome Snyder	By: /s/ Jonathan Snyder
Jerome Snyder	Jonathan Snyder
Shares 955,820	Shares 998,461

By: /s/ A. Robert Handell	By: /s/ Jason Lazar
A. Robert Handell	Jason Lazar
Shares 349,063	Shares 225,572

A-A-1

Schedule A - Signatories to Voting Agreement

Jonathan Snyder
Jerome Snyder
A. Robert Handell
Jason Lazar

A-A-2

.